EXECUTION COPY

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BGC PARTNERS, INC.,

CANTOR FITZGERALD, L.P.,

ESPEED, INC.,

BGC PARTNERS, L.P.,

BGC GLOBAL HOLDINGS, L.P.,

and

BGC HOLDINGS, L.P.

Dated as of May 29, 2007

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 29, 2007 (this “Agreement”), is by and among BGC Partners, Inc., a Delaware corporation ( “BGC Partners”), Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), eSpeed, Inc., a Delaware corporation (“eSpeed”), BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership (“Global Opco”) and BGC Holdings, L.P., a Delaware limited partnership (“Holdings” and together with BGC Partners, Cantor, eSpeed, U.S. Opco and Global Opco, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of eSpeed, upon the recommendation of the eSpeed Special Committee, and the Board of Directors of BGC Partners have each determined that it is in the best interests of their respective companies and stockholders to consummate a strategic business combination transaction between eSpeed and BGC Partners, on the terms and conditions set forth in this Agreement, pursuant to which, among other things, BGC Partners and eSpeed shall engage in the Merger;

WHEREAS, the Board of Directors of eSpeed, upon recommendation of the eSpeed Special Committee, and the Board of Directors of BGC Partners have (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) determined that the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of eSpeed and BGC Partners, respectively, and their respective stockholders, and (iii) in the case of the Board of Directors of eSpeed, resolved to recommend that the holders of shares of eSpeed Common Stock adopt this Agreement in accordance with Section 251 of the DGCL;

WHEREAS, Cantor, as the sole stockholder of BGC Partners, has approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, it is intended that the Merger will qualify as an exchange described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, in each case as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement the following terms have the meanings indicated:

“Acquired Entities” has the meaning set forth in Section 4.15(c) of this Agreement.

“Action” means any action, claim, suit, litigation, proceeding (including arbitral) or investigation.

“Adjusted Closing Balance Sheet” has the meaning set forth in Section 2.8(b) of this Agreement.

“Adjusted Closing Cash” has the meaning set forth in Section 2.8(b) of this Agreement.

“Adjusted Closing Indebtedness” has the meaning set forth in Section 2.8(b) of this Agreement.

“Adjusted Closing Net Equity” has the meaning set forth in Section 2.8(b) of this Agreement.

“Administrative Services Agreements” means, collectively the Administrative Services Agreements attached to the Separation Agreement substantially in the forms of Exhibits A and G.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Allocable Losses” has the meaning set forth in Section 10.2(b) of this Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Applicable Law” means any Law applicable to any of the Parties or any of their respective Affiliates, directors, officers, employees, properties or Assets.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Asset” means any asset, property, right, Contract and claim, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Balance Sheet” has the meaning set forth in Section 4.8 of this Agreement.

“BGC Business” means the “Transferred Businesses” as defined in the Separation Agreement.

“BGC Division” means the BGC Division of Cantor.

“BGC Equity Interests” has the meaning set forth in Section 4.7(b) of this Agreement.

“BGC Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has a material adverse effect on the business, financial condition or results of operations of BGC Partners and its Subsidiaries, taken as a whole; provided, however, that in no event shall any the following be deemed, either alone or in combination, to constitute, and nor shall any of the following be taken into account in determining whether there has been or will be, a BGC Material Adverse Effect: (a) changes in general economic or political conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets in general; (b) changes adversely and generally affecting the industry in which BGC Partners and its Subsidiaries operates, (c) any failure, in and of itself, by BGC Partners and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a BGC Material Adverse Effect), (d) changes in laws, statutes, rules or regulations of Governmental Entities applicable to BGC Partners and its Subsidiaries or any of their respective properties or Assets, or in applicable accounting regulations or principles or interpretations thereof, or (e) changes resulting from consummation of the transactions contemplated by this Agreement, the Separation Agreement or the Transaction Documents, in each case in accordance with the terms thereof, or resulting from any action or omission required pursuant to the terms of this Agreement or pursuant to the written request of eSpeed, except in the case of the foregoing clause (a) or (b), to the extent such change has a materially disproportionate impact on BGC Partners and its Subsidiaries, taken as a whole, relative to other for-profit participants in the industry in which BGC Partners and its Subsidiaries conduct their businesses after taking into account the collective size of BGC Partners and its Subsidiaries relative to such other for-profit participants.

“BGC Partners” has the meaning set forth in the preamble to this Agreement.

“BGC Partners Common Stock” means, collectively, BGC Partners Class A Common Stock, BGC Partners Class B Common Stock and the BGC Partners Class C Common Stock.

“BGC Partners Class A Common Stock” means the class A common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class B Common Stock” means the class B common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class C Common Stock” means the class C common stock, par value $0.01 per share, of BGC Partners.

“BGC Partners Class A Units” means the limited liability company interests in BGC Partners, following the Conversion, designated as “Class A Units” in the New Limited Liability Company Agreement.

“BGC Partners Class B Units” means the limited liability company interests in BGC Partners, following the Conversion, designated as “Class B Units” in the New Limited Liability Company Agreement.

“BGC Partners Class C Unit” means the limited liability company interest in BGC Partners, following the Conversion, designated as the “Class C Unit” in the New Limited Liability Company Agreement.

“BGC Partners Disclosure Schedule” means the disclosure schedules of BGC Partners and Cantor, dated as of the date of this Agreement, and delivered by Cantor to eSpeed prior to execution of this Agreement.

“BGC Partners Plans” has the meaning set forth in Section 4.13(a) of this Agreement.

“BGC Partners Units” means, collectively, the BGC Partners Class A Units, the BGC Partners Class B Units and the BGC Partners Class C Unit.

“Board of Directors” means the Board of Directors of BGC Partners, eSpeed or the Surviving Corporation, as the case may be.

“Broker-Dealer Subsidiary” has the meaning set forth in Section 4.6(e).

“Burdensome Condition” has the meaning set forth in Section 7.2(a) of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law or executive order to close.

“Cantor” has the meaning set forth in the preamble to this Agreement.

“Certificate of Merger” has the meaning set forth in Section 2.3 of this Agreement.

“Claims” has the meaning set forth in Section 4.5 of this Agreement.

“Closing” has the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

“Closing Cash” means the aggregate amount of cash, cash equivalents and marketable securities of BGC Partners and its Subsidiaries (including the Opcos and their Subsidiaries), but excluding Holdings and its Subsidiaries (other than Opcos and their Subsidiaries) as of the Closing Date (but prior to the Effective Time), calculated in accordance with U.S. GAAP.

“Closing Indebtedness” means the aggregate amount of Indebtedness of BGC Partners and its Subsidiaries (including the Opcos and their Subsidiaries), but excluding Holdings and its Subsidiaries (other than the Opcos and their Subsidiaries), as of the Closing Date (but prior to the Effective Time), calculated in accordance with U.S. GAAP.

“Closing Net Equity” means the net equity of BGC Partners and its Subsidiaries (including the Opcos and their Subsidiaries), but excluding Holdings and its Subsidiaries (other than the Opcos and their Subsidiaries), as of the Closing Date (but prior to the Effective Time), calculated in accordance with U.S. GAAP.

“Code” has the meaning set forth in the recitals to this Agreement.

“Contract” means any agreement, contract, obligation, promise or undertaking.

“Contractual Obligation” means, as to any Person, any provision of any security issued by or to such Person or of any agreement, undertaking, Contract, indenture, mortgage, real property lease, real property sublease, real property license, deed of trust or other instrument to which such Person is a Party or by which it or any of its property is bound.

“Contribution” has the meaning set forth in Section 2.7 of this Agreement.

“Conversion” has the meaning set forth in Section 2.1(a) to this Agreement.

“Copyrights” means any foreign or U.S. copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Covered Information” has the meaning set forth in Section 11.10(a) of this Agreement.

“Customer Information” has the meaning set forth in Section 4.16 of this Agreement.

“Deductible Amount” has the meaning set forth in Section 10.5(a) of this Agreement.

“DGCL” means the Delaware General Corporation Law.

“Dispute Notice” has the meaning set forth in Section 2.8(c) of this Agreement.

“DLLCA” means the Delaware Limited Liability Company Act.

“Effective Time” has the meaning set forth in Section 2.4 of this Agreement.

“Employee/Partner Contracts” has the meaning set forth in Section 4.9(a) of this Agreement.

“Environmental Laws” means federal, state, local and foreign Laws, principles of common Laws, civil Laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“eSpeed” has the meaning set forth in the preamble to this Agreement.

“eSpeed Common Stock” means, collectively, the eSpeed Class A Common Stock and the eSpeed Class B Common Stock.

“eSpeed Class A Common Stock” means the class A common stock, par value $0.01 per share, of eSpeed (and, after the Effective Time, the Surviving Corporation).

“eSpeed Class B Common Stock” means the class B common stock, par value $0.01 per share, of eSpeed (and, after the Effective Time, the Surviving Corporation).

“eSpeed Disclosure Schedule” means the schedules of eSpeed, dated as of the date of this Agreement, and delivered by eSpeed to Cantor prior to execution of this Agreement.

“eSpeed Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has a material adverse effect on the business, financial condition or results of operations of eSpeed and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, and nor shall any of the following be taken into account in determining whether there has been or will be, an eSpeed Material Adverse Effect: (a) changes in general economic or political conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or changes in the securities, credit or financial markets in general; (b) changes adversely and generally affecting the industry in which eSpeed and its Subsidiaries operates, (c) any failure, in and of itself, by eSpeed and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, an eSpeed Material Adverse Effect), (d) changes in laws, statutes, rules or regulations of governmental entities applicable to eSpeed and its Subsidiaries or any of their respective properties or Assets, or in applicable accounting regulations or principles or interpretations thereof, or (e) changes resulting from consummation of the transactions contemplated by this Agreement, the Separation Agreement or the Transaction Documents, in each case in accordance with the terms thereof, or resulting from any action or omission required pursuant to the terms of this Agreement or pursuant to the written request of BGC Partners, except in the case of the foregoing clause (a) or (b), to the extent such change has a materially disproportionate impact on eSpeed and its Subsidiaries, taken as a whole, relative to other for-profit participants in the industry in which eSpeed and its Subsidiaries conduct their businesses after taking into account the collective size of eSpeed and its Subsidiaries relative to such other for-profit participants.

“eSpeed Special Committee” means the special committee of the Board of Directors of eSpeed established to evaluate and make its recommendation to the stockholders of eSpeed (other than Cantor and its Affiliates) concerning this Agreement and the Merger.

“eSpeed Stockholder Approval” has the meaning set forth in Section 5.2 of this Agreement.

“eSpeed Stockholder Meeting” has the meaning set forth in Section 7.8(a) of this Agreement.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.8(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.8(a).

“Estimated Closing Cash” has the meaning set forth in Section 2.8(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.8(a).

“Estimated Closing Net Equity” has the meaning set forth in Section 2.8(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Bylaws” means the Bylaws of BGC Partners in effect on the date of this Agreement and attached as Exhibit A.

“Existing Certificate of Incorporation” means the Certificate of Incorporation of BGC Partners, as amended, in effect on the date of this Agreement and attached as Exhibit B.

“Form S-1” means BGC Partners’ Registration Statement on Form S-1 filed with the SEC on February 8, 2007, as it may be amended prior to the date hereof.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.8(h)(i).

“Final Closing Cash” has the meaning set forth in Section 2.8(h)(ii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.8(h)(ii).

“Final Closing Net Equity” has the meaning set forth in Section 2.8(h)(iv).

“Financial Statements” has the meaning set forth in Section 4.8.

“Global Opco” has the meaning set forth in the preamble.

“Global Opco General Partner Interest” means the “General Partnership Interest” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Limited Partnership Interest” means a “Limited Partnership Interest” as defined in the New Global Opco Limited Partnership Agreement.

“Global Opco Unit” means a “Unit” as defined in the New Global Opco Limited Partnership Agreement.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, the NASD, all applicable stock exchanges and any other SROs having jurisdiction over eSpeed or BGC Partners and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Exchangeable Limited Partnership Interest” means an “Exchangeable Limited Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Founding Partner Interest” means a “Founding Partner Interest,” as defined in the New Holdings Limited Partnership Agreement.

“Holdings General Partner Interest” means a “General Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Limited Partnership Interest” means a “Limited Partnership Interest” as defined in the New Holdings Limited Partnership Agreement.

“Holdings Units” means a “Unit” as defined in the New Holdings Limited Partnership Agreement.

“HSR Act” has the meaning set forth in Section 4.2 of this Agreement.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), and (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued commercial or trade liabilities arising in the ordinary course of business (including repurchase agreements, fails to receive and pending trades, open derivative contracts and other payables to clearing organizations, brokers, dealers and customers), accrued compensation and other accrued liabilities (including taxes, legal reserves, asset retirement obligations and property provisions).

“Indemnified Parties” has the meaning set forth in Section 10.2 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 10.3 of this Agreement.

“Indemnity Period” has the meaning set forth in Section 10.1 of this Agreement.

“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Injunction” has the meaning set forth in Section 8.1(d) of this Agreement.

“Intellectual Property” means, collectively, all Copyrights, Patents, Trademarks, Trade Secrets, Internet Assets, Software and other proprietary rights.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Joint Services Agreement” means the Amended and Restated Joint Services Agreement, dated as of October 1, 2005, by and between Cantor and eSpeed, as amended.

“Knowledge of BGC Partners” means the actual knowledge of Howard W. Lutnick, Lee M. Amaitis, Shaun D. Lynn, Stephen M. Merkel or Douglas R. Barnard.

“Knowledge of eSpeed” means the actual knowledge of Howard W. Lutnick, Lee M. Amaitis, Stephen M. Merkel, Paul Saltzman and Frank V. Saracino.

“Law” means any federal, state, local, municipal or foreign (including supranational) law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Liabilities” means any and all Losses, liabilities, claims, charges, debts, demands, actions, causes of action, suits, damages, fines, penalties, offsets, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, Contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all Contractual Obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action or threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel) reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement or any other Transaction Document, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“License” has the meaning set forth in Section 7.4 of this Agreement.

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever.

“Losses” means all Liabilities incurred by an Indemnitee, including any reasonable fees, costs or expenses of enforcing any indemnity hereunder; provided, that “Losses” shall not include any Special Damages except if and to the extent awarded against such Indemnitee in an Action involving a Third-Party Claim against such Indemnified Party and shall be calculated after giving effect to any related Tax benefit and amounts recovered from third parties, including amounts recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts.

“Market Price” means the average of the closing price per share of eSpeed Class A Common Stock on each of the 10 consecutive trading days ending on the Closing Date.

“Material Contract” has the meaning set forth in Section 4.9(a) of this Agreement.

“Material Employment Arrangement” has the meaning set forth in Section 4.9(b) of this Agreement.

“Merger” has the meaning set forth in Section 2.2 of this Agreement.

“Merger Consideration” means the shares of eSpeed Common Stock issued in the Merger pursuant to Section 3.1.

“NASD” means the National Association of Securities Dealers, Inc.

“NASD Regulations” means all of the rules and regulations promulgated by the NASD.

“New Bylaws” has the meaning set forth in Section 2.5 of this Agreement.

“New Certificate of Incorporation” has the meaning set forth in Section 2.5 of this Agreement.

“New Global Opco Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Global Holdings, L.P., substantially in the form attached as Exhibit C.

“New Holdings Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Holdings, substantially in the form attached as Exhibit D.

“New Limited Liability Company Agreement” has the meaning set forth in Section 2.1(a) of this Agreement.

“New U.S. Opco Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of BGC Partners, L.P., substantially in the form attached as Exhibit E.

“Opcos” shall mean U.S. Opco and Global Opco.

“Orders” has the meaning set forth in Section 4.2 of this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” means any foreign or U.S. patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Permits” has the meaning set forth in Section 4.6(b) of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of Section 3(3) of ERISA), including, any employment or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA.

“Privacy Policy” has the meaning set forth in Section 4.16 of this Agreement.

“Proxy Statement” has the meaning set forth in Section 7.8(a) of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit F.

“Representatives” has the meaning set forth in Section 11.11(a) of this Agreement.

“Required Governmental Approvals” means all consents or approvals required from any Governmental Authority, stock exchange or SRO listed on Schedule 4.3(g).

“Requirements of Law” means, as to any Person, any Law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court, any other Governmental Authority, stock exchange or SRO, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Resolution Date” has the meaning set forth in Section 2.8(d) of this Agreement.

“Retiree Welfare Plan” means any welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees or their spouses or dependents beyond their retirement or other termination of service (other than severance benefits, coverage mandated by Section 4980B of the Code, commonly referred to as “COBRA,” or benefits the cost of which is fully paid by the current or former employee or his or her dependents).

“Review Period” has the meaning set forth in Section 2.8(c) of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Agreement” means the Separation Agreement in the form attached hereto as Exhibit G, as it may be amended from time to time pursuant to the terms of this Agreement and the terms of the Separation Agreement.

“Separation” shall mean the separation of the BGC Business from the other business and operations of Cantor on the terms and subject to the conditions set forth in the Separation Agreement.

“Significant Subsidiaries” has the meaning ascribed thereto in Rule 1-02 of Regulation S-X under the Exchange Act, as in effect on the date of this Agreement.

“Software” means any computer software programs, source code, object code, data and documentation, including, any computer software programs that incorporate and run BGC Partners’ pricing models, formulae and algorithms.

“Special Damages” means any special, exemplary, indirect, incidental, punitive or consequential damages whatsoever, including damages for lost profits and lost business opportunities or damages calculated based upon a multiple of earnings approach or variant thereof.

“Special Item” has the meaning set forth on Section 10.2(a) of this Agreement.

“SRO” has the meaning set forth in Section 4.2 of this Agreement.

“Stock Equivalents” of a Person means any security or obligation which is by its terms, whether directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock, equity or other capital stock of such Person, and any option, warrant or other subscription or purchase right with respect to common stock, equity or other capital stock of such Person.

“Subsidiary” of any Person means, as of the relevant date of determination, any other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is owned, directly or indirectly, by such first Person; provided, however, that, for purposes of the representations and warranties set forth in this Agreement, references to “Subsidiaries” of BGC Partners shall be deemed to include (i) all Persons that will be “Subsidiaries” of BGC Partners after giving effect to the Closing (as defined in the Separation Agreement) under the Separation Agreement and (ii) Cantor, to the extent engaged in the business of the BGC Division or the Transferred Businesses.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Target Closing Cash” means $25 million.

“Target Closing Indebtedness” means $150 million.

“Target Closing Net Equity” means $146.5 million.

“Taxes” means any federal, state, provincial, county, local, foreign and other taxes (including, income, profits, windfall profits, alternative or add-on, minimum, accumulated earnings, environmental, personal holding company, capital stock, capital gains, premium, estimated, excise, stamp, registration, sales, use, license, occupancy, occupation, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, social security (or similar), payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto.

“Tax Receivable Agreement” means the tax receivable agreement to be entered into pursuant to the term sheet set forth on Exhibit H.

“Third-Party Claim” has the meaning set forth in Section 10.4(a) of this Agreement.

“Trade Secrets” means any trade secrets, research records, business methods, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademarks” means any foreign or U.S. trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Transaction Documents” means, collectively, this Agreement, the Tax Receivable Agreement, the Administrative Services Agreements, the Separation Agreement and the Registration Rights Agreement.

“Transferred Assets” has the meaning set forth in Section 2.01(a) of the Separation Agreement.

“Transferred Businesses” has the meaning set forth in the recitals of the Separation Agreement.

“U.S. GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“U.S. Opco” has the meaning set forth in the preamble.

“U.S. Opco General Partner Interest” means a “General Partnership Interest” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco Limited Partnership Interest” means a “Limited Partnership Interest” as defined in the New U.S. Opco Limited Partnership Agreement.

“U.S. Opco Unit” means a “Unit” as defined in the New U.S. Opco Limited Partnership Agreement.

1.2 Other Definitions . Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive unless the context clearly requires otherwise;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(e) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

1.3 Absence of Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

1.4 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles or Schedules contained herein mean Sections, Articles or Schedules of this Agreement unless otherwise stated.

ARTICLE II

THE MERGER AND CONTRIBUTION

2.1 Certain Actions Prior to the Merger.

(a) Conversion. Prior to the Separation, BGC Partners shall file a Certificate of Conversion under the DGCL and DLLCA to convert from a Delaware corporation to a Delaware limited liability company that is disregarded as an entity separate from Cantor for U.S. federal income tax purposes (the “Conversion”). In the Conversion, (i) each share of BGC Partners Class A Common Stock will be converted into one BGC Partners Class A Unit, (ii) each share of BGC Partners Class B Common Stock will be converted into one BGC Partners Class B Unit and (iii) each share of BGC Partners Class C Common Stock will be converted into one BGC Partners Class C Unit. In connection with the Conversion, BGC Partners shall be renamed “BGC Partners, LLC”, and the limited liability company agreement of BGC Partners shall be in substantially the form set forth on Exhibit I (the “New Limited Liability Company Agreement”).

(b) Separation. Cantor, BGC Partners, the Opcos and Holdings agree that, prior to the Merger, they shall execute the Separation Agreement and take such actions as are necessary to cause the Closing (as defined in the Separation Agreement) to occur prior to the Closing hereunder. None of Cantor, BGC Partners or the Opcos shall amend, modify or waive any provision of the form of Transaction Documents, the Exhibits to the Transaction Documents or the Exhibits to this Agreement without the prior written consent of eSpeed following approval of (i) if prior to the Closing, the eSpeed Special Committee or (ii) if after the Closing, the Audit

Committee of the Surviving Corporation; provided that (1) if the proposed amendment, modification or waiver is not adverse to eSpeed, then such consent and approval by eSpeed and the eSpeed Special Committee or the Audit Committee of the Surviving Corporation, as the case may be, shall not be unreasonably withheld; or (2) if the proposed amendment, modification or waiver is adverse to eSpeed, then eSpeed and the eSpeed Special Committee or the Audit Committee of the Surviving Corporation, as the case may be, shall consider such amendment, modification or waiver in good faith, but shall have sole discretion as to whether to approve such amendment, modification or waiver.

(c) Contribution of Cash. Following the Separation and prior to the Merger, Cantor or its Subsidiaries shall contribute an amount of cash to Holdings equal to the Target Closing Cash, and Holdings shall contribute such cash to the Opcos in exchange for the issuance to Holdings of U.S. Opco Units and Global Opco Units (it being understood that the U.S. Opco Units and Global Opco Units so issued shall not cause the issued and outstanding U.S. Opco Units and Global Opco Units as of immediately prior to the Effective Time to be in excess of the amounts set forth in Section 6.6).

2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, BGC Partners shall merge with and into eSpeed (the “Merger”), and the separate existence of BGC Partners shall cease. eSpeed shall continue as the surviving entity in the Merger (the “Surviving Corporation”) and shall continue its existence under the Laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises. At the Effective Time, the separate limited liability company existence of BGC Partners shall cease to exist. The Merger shall have the effects set forth in the DGCL and the DLLCA.

2.3 Closing. The closing of the Merger (the “Closing”) shall take place in the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m. on the third Business Day (unless BGC Partners and eSpeed agree to another time, date or place) after satisfaction or waiver of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.4 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII, on the Closing Date, BGC Partners and eSpeed shall duly execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with, and shall make all other filings or recording and take all such other action required with respect to, the Merger under relevant provisions of the DGCL and the DLLCA. The Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware or at such later date or time as BGC Partners and eSpeed specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.5 Constituent Documents of the Surviving Corporation. Effective as of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read substantially in the form attached as Exhibit J (the “New

Certificate of Incorporation”), and the bylaws of the Surviving Corporation shall be substantially in the form attached as Exhibit K (the “New Bylaws”), in each case, until thereafter amended as permitted by Law.

2.6 Directors and Officers. The directors of eSpeed immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and Howard W. Lutnick and Lee M. Amaitis shall be Co-Chief Executive Officers of the Surviving Corporation. Such directors and officers shall hold office in accordance with and subject to the New Certificate of Incorporation and the New Bylaws.

2.7 The Contribution. Concurrently with, or immediately after the Effective Time, the Surviving Corporation shall, and shall cause each of its Subsidiaries (other than Holdings or any of its Subsidiaries and other than the Opcos or any of their respective Subsidiaries) to, contribute, convey, transfer, assign and deliver to the Opcos, and the Opcos shall acquire, accept and assume from the Surviving Corporation and its applicable Subsidiaries, all of the right, title and interest of the Surviving Corporation and its applicable Subsidiaries in, to and under all of the Assets and Liabilities of the Surviving Corporation and its Subsidiaries (other than Holdings or any of its Subsidiaries and other than the Opcos or any of their respective Subsidiaries) (such transaction, the “Contribution”). In exchange for the Contribution, (a) U.S. Opco shall issue to the Surviving Corporation and its applicable Subsidiaries U.S. Opco Limited Partnership Interests consisting of an aggregate number of U.S. Opco Units equal to the number of outstanding shares of eSpeed Common Stock immediately prior to the Effective Time and (b) Global Opco shall issue to the Surviving Corporation and its applicable Subsidiaries Global Opco Limited Partnership Interests consisting of an aggregate number of Global Opco Units equal to the number of outstanding shares of eSpeed Common Stock immediately prior to the Effective Time.

2.8 Closing Cash; Closing Indebtedness Closing Net Equity.

(a) No later than five Business Days prior to the Closing, Cantor shall deliver, or cause to be delivered, to eSpeed a balance sheet (the “Preliminary Closing Balance Sheet”) setting forth Cantor’s good-faith estimates of (i) the Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), and (iii) the Closing Net Equity (the “Estimated Closing Net Equity”). Cantor shall give, and shall cause its advisors, accountants and representatives to give, eSpeed, the eSpeed Special Committee and their respective advisors, accountants and representatives access to such books, records, work papers and personnel of Cantor as may be reasonably necessary to understand the calculations set forth in the Preliminary Closing Balance Sheet.

(b) Within ninety (90) calendar days following the Closing Date, Cantor shall prepare, or cause to be prepared, and deliver to the Surviving Corporation a statement (the “Adjusted Closing Balance Sheet”) setting forth Cantor’s calculation of (i) the Closing Cash (the “Adjusted Closing Cash”), (ii) the Closing Indebtedness (the “Adjusted Closing Indebtedness”), and (iii) the Closing Net Equity (the “Adjusted Closing Net Equity”). Cantor shall give, and shall cause its advisors, accountants and representatives to give, the Surviving Corporation, the Audit Committee of the Surviving Corporation and their respective advisors, accountants and representatives access to such books, records, work papers and personnel of Cantor as may be reasonably necessary to understand the calculations set forth in the Adjusted Closing Balance Sheet.

(c) The Surviving Corporation shall have thirty (30) calendar days from the date on which the Adjusted Closing Balance Sheet is delivered to it to assess the preparation and confirm the accuracy of the Adjusted Closing Balance Sheet and the calculation of the Adjusted Closing Cash, Adjusted Closing Indebtedness and the Adjusted Closing Net Equity (the “Review Period”). If the Surviving Corporation believes in good faith that the Adjusted Closing Balance Sheet (or the calculation of the Adjusted Closing Cash, the Adjusted Closing Indebtedness or the Adjusted Closing Net Equity) is inaccurate, the Surviving Corporation may, on or prior to the last day of the Review Period, deliver a written notice to Cantor setting forth, in reasonable detail, each disputed item or amount and the basis for the Surviving Corporation’s disagreement therewith, together with supporting calculations and documentation (the “Dispute Notice”). The Surviving Corporation and the Audit Committee of the Surviving Corporation shall give, and shall cause their respective advisors, accountants and representatives to give, Cantor and its advisors, accountants and representatives access to such books, records, work papers and personnel of the Surviving Corporation and the Audit Committee of the Surviving Corporation as may be reasonably necessary to understand the calculations set forth in the Dispute Notice.

(d) If the Surviving Corporation delivers to Cantor a Dispute Notice on or prior to the last day of the Review Period, the Surviving Corporation and Cantor shall negotiate in good faith to resolve any disputes properly identified in such Dispute Notice. If Cantor and the Surviving Corporation agree in writing on resolution of all disputes properly identified in such Dispute Notice, then the Adjusted Closing Balance Sheet, the Adjusted Closing Cash, the Adjusted Closing Indebtedness and the Adjusted Closing Net Equity, each as modified by such agreement of the Surviving Corporation and Cantor, shall be and become final and binding on the Parties. If the Parties are unable to resolve all disputed items in such Dispute Notice within fifteen (15) calendar days after the Surviving Corporation’s delivery of such Dispute Notice to Cantor, they shall promptly thereafter cause an Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Indebtedness and Closing Net Equity. In making such calculation, the Accounting Referee shall consider only those items or amounts as to which Cantor and the Surviving Corporation have disagreed. The Accounting Referee shall deliver to Cantor and the Surviving Corporation a report setting forth such calculation. Cantor and the Surviving Corporation shall use their reasonable best efforts to cause the Accounting Referee to deliver such report within 30 days following appointment of the Accounting Referee. Such report shall be final and binding upon Cantor and the Surviving Corporation. The cost of such review and report shall be borne in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Referee) bears to the total amount of the disputed items. Cantor and the Surviving Corporation shall promptly reimburse the other to the extent that the other paid more than the amount so required pursuant to the preceding sentence. “Accounting Referee” shall mean an internationally recognized independent accounting firm mutually agreeable to Cantor and the Audit Committee of the Surviving Corporation.

(e) Cantor and the Surviving Corporation will, and will cause their respective independent accountants to, cooperate and assist in the calculation of Closing Cash, Closing Indebtedness and Closing Net Equity and in the conduct of the review by the Accounting Referee referred to in this Section 2.8, including the making available to the extent necessary of books, records, work papers and personnel.

(f) If (i) the Final Net Equity differs from the Target Closing Net Equity, (ii) the Final Closing Cash differs from the Target Closing Cash and/or (iii) the Final Closing Indebtedness differs from the Target Closing Indebtedness, then Cantor, on the one hand, and the Opcos, on the other hand, shall pay an amount of cash to the other as is necessary so that the Closing Net Equity, the Closing Cash and the Closing Indebtedness (taking into account such payment of cash) is equal to the Target Closing Net Equity, the Target Closing Cash and the Target Closing Indebtedness, respectively; provided, however, that, to the extent that the payment of cash is not sufficient to cause the Closing Net Equity, the Closing Cash and the Closing Indebtedness (taking into account such payment of cash) to equal the Target Closing Net Equity, the Target Closing Cash and the Target Closing Indebtedness, respectively, then Cantor and the Opcos shall take such other additional actions (including the transfer of assets, incurrence of Indebtedness, the creation of intercompany receivables or payables) as mutually agreed between Cantor and the Surviving Corporation so that the Closing Net Equity, the Closing Cash and the Closing Indebtedness (taking into account the payment of cash and such other additional actions) is equal to the Target Closing Net Equity, the Target Closing Cash and the Target Closing Indebtedness, respectively.

(g) If the Opcos shall be obligated to make any payment to Cantor, or if any payments shall be owed from the Opcos to Cantor, pursuant to Sections 2.8(f), then the Surviving Corporation shall determine the proportion of such payment that shall be made by U.S. Opco, on the one hand, and Global Opco, on the other hand, and the proportion of such payment that shall be owed by U.S. Opco, on the one hand, and Global Opco, on the other hand (it being understood that such determination shall not change the fact that the Opcos shall be jointly and severally liable for any obligation pursuant to Sections 2.8(f)).

(h) For purposes of this Agreement:

(i) “Final Closing Balance Sheet” means the Adjusted Closing Balance Sheet, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or if a Dispute Notice is delivered with respect thereto pursuant to Section 2.8(c), as agreed by Cantor and the Surviving Corporation pursuant to Section 2.8(d), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(d).

(ii) “Final Closing Cash” means the Adjusted Closing Cash, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or if a Dispute Notice is delivered with respect thereto pursuant to Section 2.8(c), as agreed by Cantor and the Surviving Corporation pursuant to Section 2.8(d), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(d).

(iii) “Final Closing Indebtedness” means the Adjusted Closing Indebtedness, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or if a Dispute Notice is delivered with respect thereto pursuant to Section 2.8(c), as agreed by Cantor and the Surviving Corporation pursuant to Section 2.8(d), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(d).

(iv) “Final Closing Net Equity” means the Adjusted Closing Net Equity, if no Dispute Notice with respect thereto is duly delivered pursuant to Section 2.8(c); or if a Dispute Notice is delivered with respect thereto pursuant to Section 2.8(c), as agreed by Cantor and the Surviving Corporation pursuant to Section 2.8(d), or, in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.8(d).

(i) All actions taken by the Surviving Corporation under this Section 2.8 shall be taken under the supervision of the Audit Committee of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION

3.1 Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any limited liability company interests in BGC Partners or of any eSpeed Common Stock and subject to Section 3.3:

(i) each BGC Partners Class A Unit issued and outstanding immediately prior to the Effective Time shall be converted into one share of eSpeed Class A Common Stock;

(ii) each BGC Partners Class B Unit issued and outstanding immediately prior to the Effective Time shall be converted into one share of eSpeed Class B Common Stock; and

(iii) each BGC Partners Class C Unit issued and outstanding immediately prior to the Effective Time shall be converted into 100 shares of eSpeed Class B Common Stock.

(b) The shares of eSpeed Class A Common Stock and shares of eSpeed Class B Common Stock issued and outstanding immediately prior to the Effective Time will, at the Effective Time, remain outstanding as shares of eSpeed Class A Common Stock and shares of eSpeed Class B Common Stock, respectively.

(c) On and after the Effective Time, (i) the holders of Holdings Exchangeable Limited Partnership Interests shall have a right to exchange such Holdings Exchangeable Limited Partnership Interests with the Surviving Corporation for eSpeed Class B Common Stock in accordance with the terms of the New Holdings Limited Partnership

Agreement; provided, however, that, if there shall remain no authorized but unissued eSpeed Class B Common Stock at the time of such exchange, such Holdings Limited Partnership Interests shall be exchanged for eSpeed Class A Common Stock in accordance with the terms of the New Holdings Limited Partnership Agreement; and (ii) the holders of Holdings Founding Partner Interests shall not have a right to exchange such Holdings Founding Partner Interests with the Surviving Corporation for BGC Partners Common Stock unless otherwise determined by Cantor in accordance with the terms of the New Holdings Limited Partnership Agreement.

3.2 Cancellation of BGC Partners Units. At the Effective Time, all of the outstanding BGC Partners Units (which shall represent all of the outstanding limited liability company interests in BGC Partners) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. Certificates representing such BGC Partners Units, if any, prior to the Effective Time shall be deemed for all purposes to represent the number and class of shares of eSpeed Common Stock into which such BGC Partners Units were converted in the Merger pursuant to Section 3.1. Holders of BGC Partners Units as of immediately prior to the Effective Time will, as of the Effective Time, cease to be, and will have no rights as, members of BGC Partners, other than rights to (a) receive any then unpaid dividend or other distribution with respect to such BGC Partners Units having a record date before the Effective Time and (b) receive the Merger Consideration provided under this Article III. After the Effective Time, there will be no transfers of BGC Partners Units on the books of BGC Partners.

3.3 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of eSpeed Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, the Surviving Corporation will pay to each holder of a BGC Partners Unit who would otherwise be entitled to a fractional share of eSpeed Common Stock an amount in cash (without interest) determined by multiplying such fraction of a share of eSpeed Common Stock by the Market Price.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BGC PARTNERS

Except as disclosed in the BGC Partners Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates; provided that any item on the BGC Partners Disclosure Schedule in any one or more sections of the BGC Partners Disclosure Schedule shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the BGC Partners Disclosure Schedule solely to the extent that the relevance of such disclosure is readily apparent notwithstanding the absence of a specific cross-reference) or in the Form S-1 solely to the extent that the relevance of such disclosure is readily apparent (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in the Form S-1 solely to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections), BGC Partners hereby represents and warrants to eSpeed as follows:

4.1 Corporate Existence and Power. Each of BGC Partners and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power (corporate, company or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified to do business and in good standing under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a BGC Material Adverse Effect. No jurisdiction, other than those in which such Person is duly qualified, has claimed in writing that BGC Partners or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein. BGC Partners has made available to eSpeed complete and correct copies of its Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement.

4.2 Authorization; No Contravention. BGC Partners has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by BGC Partners of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby have been duly authorized and approved by BGC Partners, and no corporate, limited partnership or other action on the part of BGC Partners is necessary. Except for approval, (if required), expiration or early termination, as the case may be, of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or as set forth on Schedule 4.2 of the BGC Partners Disclosure Schedule, the execution, delivery and performance by BGC Partners of this Agreement and each of the other Transaction Documents to which BGC Partners is a party and the transactions contemplated hereby and thereby do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, any material Contractual Obligation of BGC Partners or its Subsidiaries, any organizational document, instrument or certificate of BGC Partners or its Subsidiaries or any material Requirement of Law applicable to BGC Partners or its Subsidiaries and except for approval of the NASD (if required), expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, or as set forth on Schedule 4.2 of the BGC Partners Disclosure Schedule do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any Governmental Authority against, or binding upon, BGC Partners or its Subsidiaries.

4.3 Governmental Approvals; Third-Party Consents. Except (a) for the filings with the Delaware Secretary of State to effect the Conversion, (b) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (c) for any required consent, approval, order or authorization of, or registration, declaration or filing with, the NASD, (d) for the filing of the Certificate of Merger, (e) for such filings with the NASDAQ Global Market to obtain the authorizations for listing contemplated by this agreement, (f) for any approval, consent, authorization of filing that if not obtained would not be material to the BGC Partners and its Subsidiaries, taken as a whole, and (g) as set forth in Schedule 4.3 of the BGC Partners Disclosure Schedule (for each of (a) through (g), if required), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable stock exchanges, Governmental Authority, quasi-governmental entities or SROs having jurisdiction or supervision over BGC Partners or any of its Subsidiaries, no consent or approval of any third parties and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by BGC Partners of this Agreement and each of the other Transaction Documents to which it will be party or the transactions contemplated hereby and thereby.

4.4 Binding Effect. This Agreement has been duly executed by BGC Partners and, as of the Closing Date, each of the other Transaction Documents to which it will be a party shall have been duly executed and delivered by BGC Partners, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it will be a party shall constitute, the legal, valid and binding obligations of BGC Partners, enforceable against BGC Partners in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

4.5 Litigation. Except as set forth on Schedule 4.5 of the BGC Partners Disclosure Schedule, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or, to the Knowledge of BGC Partners, investigations (collectively, “Claims”) which, individually or in the aggregate, would reasonably be expected to be material to BGC Partners and its Subsidiaries taken as a whole pending or, to the Knowledge of BGC Partners, threatened, at Law, in equity, in arbitration or before any Governmental Authority against BGC Partners or any of its Subsidiaries. No Order has been issued by any court or other Governmental Authority against BGC Partners or any its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement, the Merger or any of the other Transaction Documents to which BGC Partners is a party.

4.6 Compliance with Laws.

(a) Except as set forth on Schedule 4.6(a) of the BGC Partners Disclosure Schedule, (i) each of BGC Partners and its Subsidiaries have been since December 31, 2004 and are in compliance in all material respects with all Requirements of Law and all Orders of any Governmental Authority applicable to BGC Partners and its Subsidiaries except as would not be reasonably expected to be material to BGC Partners and its Subsidiaries, taken as a whole, as of the date of this Agreement or as of the Closing and (ii) there is no existing or, to the Knowledge of BGC Partners, proposed Requirement of Law that would reasonably be expected to prohibit or restrict BGC Partners or its Subsidiaries from, or otherwise affect BGC Partners or its Subsidiaries in, conducting its businesses in any jurisdiction in which it now conducts such businesses which would reasonably be expected to be material to BGC Partners and its Subsidiaries, taken as a whole, as of the date of this Agreement or as of the Closing.

(b) BGC Partners and its Subsidiaries hold all material authorizations, licenses, permits, certificates, easements, exemptions, orders, consents, registrations, clearances and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for ownership, leasing, and operation of each of their properties and other assets and the conduct of each of their businesses as each such business is being conducted as of the date hereof and all such Permits are valid and in full force and effect.

(c) Since December 31, 2004, (i) neither BGC Partners nor any of its Subsidiaries has received (and does not otherwise have any BGC Partners Knowledge of) any written notice from any Governmental Entity that (x) alleges any noncompliance (or that BGC Partners or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Entity for such alleged noncompliance) with any applicable Law, (y) asserts any deficiency in required legal capital or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit, in each of cases (x), (y) and (z), that is material to BGC Partners and its Subsidiaries, taken as a whole, and (ii) neither BGC Partners nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Entity with respect to its non-compliance with, or violation of, any applicable Law.

(d) Each Subsidiary of BGC Partners that is a U.S. broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof, except as would not be expected to be material to BGC Partners and its Subsidiaries taken as a whole.

4.7 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of BGC Partners consists of Three Hundred Fifty Million and One (350,000,001) shares, consisting of (a) Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share, and (b) Three Hundred Million and One (300,000,001) shares of Common Stock, of which Two Hundred Million (200,000,000) shares will be designated as Class A Common Stock, par value $0.01 per share, One Hundred Million (100,000,000) shares will be designated as Class B Common Stock, par value $0.01 per share, and one share will be designated as Class C Common Stock, par value $0.01 per share, of which 1,000 shares of Class A Common Stock are issued and outstanding. On the Closing Date, immediately prior to the Effective Time, (i) the authorized equity interests of BGC Partners shall consist of (A) 200,000,000 BGC Partners Class A Units, of which zero (0) shall be issued and outstanding, (B) 100,000,000 BGC Partners Class B Units, of which 21,968,971 shall be issued and outstanding, and (C) one (1) BGC Partners Class C Unit, which BGC Class C Unit shall be issued and outstanding; and (ii) there shall be 111,890,929 issued and outstanding Holdings Units, each of which, if held by a member of the Cantor Group, shall be exchangeable with BGC Partners into one BGC Partners Class B Unit

(or, at the option of Cantor or if there shall be an insufficient number of authorized but unissued BGC Partners Class A Units at the time of such exchange, one BGC Partners Class A Unit) and, if not held by a member of Cantor Group, may or may not be exchangeable with BGC Partners into one BGC Partners Class A Unit. Except as set forth on Schedule 4.7(a) of the BGC Partners Disclosure Schedule and the prior sentence, as of the Closing Date immediately prior to the Closing, there shall be no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding to purchase or otherwise acquire by or from BGC Partners, (i) any authorized but unissued equity of BGC Partners, (ii) any Stock Equivalents or (iii) any other securities of BGC Partners and there are no commitments, Contracts, agreements, arrangements or understandings by BGC Partners to issue any shares of BGC Partners’ capital stock or any Stock Equivalents or other securities of BGC Partners.

(b) Schedule 4.7(b)(i) of the BGC Partners Disclosure Schedule sets forth for each Subsidiary of BGC Partners as of the Closing Date, a list of (i) the jurisdiction of organization of such Subsidiary; (ii) the capitalization as of the Closing of such Subsidiary (collectively, the “BGC Equity Interests”); and (iii) the ownership (direct or indirect) as of the Closing of all outstanding BGC Equity Interests of such Subsidiary; provided that, notwithstanding the above, as of the closing of the Separation, all businesses contemplated to be contributed to the BGC Partners and its Subsidiaries in connection with the Separation will be so contributed. As of the Closing Date, all of the outstanding BGC Equity Interests will be duly authorized, validly issued, fully paid and non-assessable (if applicable), and will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities Laws and will be owned free and clear of all Liens, except for immaterial Liens. Except as set forth on Schedule 4.7(b)(ii) of the BGC Partners Disclosure Schedule and except for the Holdings Exchangeable Interests and, in certain circumstances, the Holdings Founding Partner Interests, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding issued or granted by BGC Partners or any of its Subsidiaries to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of BGC Partners or any of its Subsidiaries, and there is no outstanding security of any kind issued or granted by BGC Partners or any of its Subsidiaries convertible into or exchangeable for such shares or proprietary interest in any such entity. Except as set forth on Schedule 4.7(b)(ii) of the BGC Partners Disclosure Schedule, neither BGC Partners nor any of its Subsidiaries owns any interest, or has a right to acquire any interest, in any Person that is not a Subsidiary of such entity.

4.8 Financial Statements. BGC Partners shall have delivered or made available to the eSpeed Special Committee copies of the combined statements of financial condition of the BGC Division as of December 31, 2006, 2005 and 2004 (the statement of financial condition for the year ended December 31, 2006, the “Balance Sheet”), and the related combined statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 2006 (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, and (b) fairly present in all material respects the financial condition, operating results and cash flows of BGC Partners and its Subsidiaries as of the respective dates and for the respective periods indicated in accordance with U.S. GAAP. Except as set forth on Schedule 4.8 of the BGC Partners

Disclosure Schedule, the books and records of BGC Partners and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and other applicable legal and accounting requirements.

4.9 Material Contracts.

(a) Schedule 4.9(a) of the BGC Partners Disclosure Schedule sets forth a list as of the date of this Agreement of all Contracts (excluding any employment, compensation, partnership arrangements or agreements (“Employee/Partner Contracts”)), in any case, of the following types, or which are otherwise material to BGC Partners and its Subsidiaries, taken as a whole after giving effect to the Separation, which have not been fully performed and for which after giving effect to the Merger, BGC Partners or any of its Subsidiaries has any continuing rights, obligations or liabilities thereunder (to which BGC Partners or any of its Subsidiaries is a party or by which any member, any of their respective Subsidiaries or any of their respective Assets is bound) (each, a “Material Contract” and collectively, the “Material Contracts”):

(i) any Contract containing a covenant restricting the ability of BGC Partners or any of its Subsidiaries (or that, following the Closing, would restrict the ability of the Surviving Corporation or its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to hire any individual or group of individuals;

(ii) any joint venture, partnership, strategic alliance or other similar Contract (including any franchising agreement but in any event excluding introducing broker agreements); and any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of BGC Partners or any of its Subsidiaries;

(iii) any Contract with any Governmental Authority (other than Contracts with any Governmental Authority as a client or customer entered into in the ordinary course of business) that imposes any material obligation or restriction on BGC Partners or its Subsidiaries;

(iv) any Contract relating to Indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $5,000,000; and

(v) any Contract the termination or breach of which, or the failure to obtain consent in respect of is reasonably likely to have a BGC Material Adverse Effect.

(b) The Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Neither BGC Partners nor any of its Subsidiaries is, in any material respect, in violation or breach of or default under (or, to the Knowledge of BGC Partners, is alleged to be in default or breach in any material respect under) any Material Contract or under any Employee/Partner Contract in any case, material to BGC Partners and its Subsidiaries, and after giving effect to the Merger (each, a “Material Employment Arrangement”) nor, to the Knowledge of BGC Partners, is any other party to any such Material Contract or such Material Employment Arrangement. Except as set forth on Schedule 4.9(b) of the BGC Partners Disclosure Schedule, to the Knowledge of BGC Partners, no event or circumstances has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in the termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit that is material to BGC Partners and its Subsidiaries, taken as a whole.

4.10 No Material Adverse Change. Since December 31, 2006 and except as set forth on Schedule 4.10 of the BGC Partners Disclosure Schedule and except as expressly contemplated by this Agreement or the transactions contemplated by this Agreement and the Transaction Documents (including the Separation and the Merger) or as expressly consented to in writing by the eSpeed Special Committee, (a) there has not been any change, event or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to have a BGC Material Adverse Effect, (b) neither BGC Partners nor any of its Subsidiaries has acted outside the ordinary course of business in accordance with past practice, (c) neither BGC Partners nor any of its Subsidiaries has increased the compensation of any of their officers or the rate of pay of any of their employees taken as a whole or amended or implemented any plan, in any such case, in any material respect, except as part of regular compensation increases in the ordinary course of business, and (d) there has not occurred a material change in the accounting principles or practice of BGC Partners or any of its Subsidiaries except as required by reason of a change in U.S. GAAP.

4.11 Taxes. Except as set forth on Schedule 4.11 of the BGC Partners Disclosure Schedule (a) BGC Partners and its Subsidiaries have timely filed or caused to be filed all material returns for Taxes that they are required to file on and through the date of this Agreement (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (b) BGC Partners and its Subsidiaries have paid in full, or made adequate provision on the Balance Sheet (in accordance with U.S. GAAP) for, all material Taxes with respect to periods ending on or before the date of the Balance Sheet; (c) with respect to all material Tax returns of BGC Partners and its Subsidiaries, (i) there is no material unpaid Tax deficiency proposed in writing against BGC Partners or its Subsidiaries, and (ii) no audit is in progress with respect to any material return for Taxes, no extension of time is in force with respect to any date on which any material return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) BGC Partners and its Subsidiaries have paid in full or made adequate provision on their books and records for all material Taxes with respect to periods ending after the date of the Balance Sheet (including any such Taxes arising in connection with the transactions effected pursuant to the Separation Agreement or in connection therewith); and (e) there are no material Liens for Taxes on the material Assets of BGC Partners or its Subsidiaries other than Liens for Taxes not yet due and payable.

4.12 Labor Relations. Except as set forth in Schedule 4.12 of the BGC Partners Disclosure Schedule, (a) neither BGC Partners nor any of its Subsidiaries is engaged in any unfair labor practice material to BGC Partners and its Subsidiaries, taken as a whole; (b) there is (i) no material grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of BGC Partners, threatened against BGC Partners or any of its Subsidiaries and (ii) no strike, material labor dispute (other than employment disputes), slowdown or stoppage pending or, to the Knowledge of BGC Partners, threatened against BGC Partners or any of its Subsidiaries, (c) neither BGC Partners nor any of its Subsidiaries is a party to any collective bargaining agreement or contract; (d) there is no union representation question existing with respect to the employees of BGC Partners or any of its Subsidiaries, and (e) no union organizing activities are taking place.

4.13 Employee Benefit Plans.

(a) Schedule 4.13 of the BGC Partners Disclosure Schedule lists each material Plan (excluding any employment agreements) that BGC Partners or its Subsidiaries sponsors, maintains or to which BGC Partners or any of its Subsidiaries contributes or is obligated to contribute or has any liability (the “BGC Partners Plans”) and specifies if such Plan is sponsored at BGC Partners or its Subsidiaries. Each BGC Partners Plan has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable Requirements of Law. BGC Partners has made available to eSpeed copies of all such BGC Partner Plans and to the extent applicable financial (including FASB 106 with respect to any Retiree Welfare Plan) or actuarial reports. For purposes of this Agreement, in no event shall the term BGC Partners Plans include any Plan that is sponsored or maintained by eSpeed or its Subsidiaries.

(b) No Claim with respect to any BGC Partners Plan (other than routine claims for benefits) is pending, which could reasonably be expected to result in a material liability to BGC Partners.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each BGC Partners Plan that is intended to be qualified under Section 401(a) of the Code stating that such plan is so qualified and to the Knowledge of BGC Partners no events have occurred that would reasonably be expected to result in the revocation of such determination.

(d) No BGC Partners Plan is a Retiree Welfare Plan or an unfunded pension plan.

(e) Except as set forth in Schedule 4.13(e) of the BGC Partners Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or together with any other event, shall not accelerate the time of the payment or vesting of compensation due to, increase the amount of compensation due to, or result in severance payable to any employee or former employee of BGC Partners and its Subsidiaries whether or not such payment would constitute an “excess parachute payment” under Section 280G of the Code.

(f) No BGC Partners Plan is subject to Title IV of ERISA or Section 412 of the Code. As a result of the consummation of the transactions contemplated by this Agreement, neither BGC Partners nor any of its Subsidiaries is reasonably expected to have any direct or contingent obligation (other than for premiums payable to the Pension Benefit Guaranty Corporation under Title IV of ERISA) with respect to any employee benefit plan or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code that is due to the affiliation of BGC Partners or any of its Subsidiaries with any entity that, together with BGC Partners or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414(b) or (c) of the Code (and with respect to Section 412 of the Code and Section 302 of ERISA, including Sections 414(m) and (o) of the Code), that is in addition to any direct or contingent obligation that the BGC Partners and its Subsidiaries had or could reasonably have had prior to the Closing Date as a result of the direct or indirect ownership (based on value or voting control) of Howard W. Lutnick.

(g) Neither BGC Partners nor any of its Subsidiaries has any liability to participants or unitholders with respect to the CFLP Incentive Unit Bonus Plan or any units otherwise granted pursuant to the Amended and Restated Agreement of Limited Partnership of Cantor, as it may be amended from time to time, other than arising under the New Holdings Limited Partnership Agreement.

4.14 No Undisclosed Liabilities. Except as set forth in Schedule 4.14 of the BGC Partners Disclosure Schedule, neither BGC Partners nor any of its Subsidiaries has any direct or indirect Liabilities, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due other than (a) Liabilities fully and adequately reflected in or reserved against on the Balance Sheet, (b) Liabilities incurred since the Balance Sheet in the ordinary course of business, (c) Liabilities that are permitted or are contemplated by this Agreement, (d) Liabilities that would not reasonably be expected to have a BGC Material Adverse Effect, and (f) Liabilities with respect to any Contractual Obligation entered into by BGC Partners or any of its Subsidiaries (other than any Contractual Obligation that BGC Partners failed to disclose to eSpeed in breach of any representation or warranty under this Article IV).

4.15 Intellectual Property.

(a) (i) As of the Closing, BGC Partners and its Subsidiaries, collectively, will own all, or have the enforceable and sufficient license or right to use, sell or license, as applicable, all of the material Intellectual Property used by BGC Partners and its Subsidiaries in connection with their businesses as presently conducted or as otherwise contemplated by the Merger, free and clear of any Liens that would materially interfere with the use or materially impair the value of such Intellectual Property.

(ii) Schedule 4.15(a)(ii) of the BGC Partners Disclosure Schedule sets forth all of the material filings, registrations and applications for any Intellectual Property owned by BGC Partners or any of its Subsidiaries. Except as set forth on Schedule 4.15(a)(v) of the BGC Partners Disclosure Schedule, none of the Intellectual Property owned by BGC Partners, Cantor or their respective Subsidiaries and used by the Transferred Businesses (as defined in the Separation Agreement) is subject to any outstanding Order and there are no Claims pending or, to the Knowledge of BGC Partners, threatened at Law, in equity, in arbitration or before any Governmental Authority against BGC Partners or any of its Subsidiaries with respect to such Intellectual Property. BGC Partners has taken all actions within its power or authority reasonably necessary to ensure protection of the Intellectual Property listed on Schedule 4.15(a) under applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances).

(iii) Schedule 4.15(a)(iii) of the BGC Partners Disclosure Schedule sets forth all material Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which BGC Partners or its Subsidiaries is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software, which is commercially available on a retail basis and used solely on the computers of BGC Partners or its Subsidiaries. BGC Partners and its Subsidiaries are not, nor to the Knowledge of BGC Partners is any other party thereto, in material breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All such material Intellectual Property licenses are valid, enforceable and in full force and effect in all material respects, and shall continue to be so on identical terms immediately following the Closing, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

(iv) Other than as set forth on Schedule 4.15(a)(iv) of the BGC Partners Disclosure Schedule, none of the Intellectual Property, products or services currently sold, provided or licensed by BGC Partners or its Subsidiaries to any Person or, to the Knowledge of BGC Partners, used by or licensed to BGC Partners or its Subsidiaries by any Person materially infringes upon or otherwise materially violates any Intellectual Property rights of others, in a manner that would be expected to result in a material liability to BGC Partners and its Subsidiaries or prohibit BGC Partners or its Subsidiaries from using Intellectual Property that is material to BGC Partners and its Subsidiaries.

(v) Except as set forth on Schedule 4.15(a)(v) of the BGC Partners Disclosure Schedule, no material litigation is pending and no Claim has been made against BGC Partners or its Subsidiaries or, to the Knowledge of BGC Partners, is threatened, contesting the right of BGC Partners or its Subsidiaries to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by BGC Partners or its Subsidiaries.

(b) Except as set forth on Schedule 4.15(b) of the BGC Partners Disclosure Schedule, to the Knowledge of BGC Partners, no Person is infringing upon or otherwise violating the Intellectual Property rights of BGC Partners or its Subsidiaries.

(c) Since January 1, 2002, no former employer of any employee of BGC Partners or its Subsidiaries (excluding ETC Pollak SAS, AS Menkul Kiymetler A.S., Aurel Leven Securities SA , BGC Brokers Investment Corporation and any of their Subsidiaries (collectively, the “Acquired Entities”)), and to the Knowledge of BGC Partners, no former employer of any employee of any of the Acquired Entities, has made a Claim against BGC Partners or its Subsidiaries, that such employee is utilizing Intellectual Property of such former employer.

(d) To the Knowledge of BGC Partners, none of the Trade Secrets of BGC Partners or its Subsidiaries, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person who is not required to maintain such confidentiality, except as required pursuant to the filing of a patent application by BGC Partners or its Subsidiaries.

(e) Schedule 4.15(e)(i) of the BGC Partners Disclosure Schedule sets forth the Intellectual Property owned by any Affiliate or any officer, employee or consultant of BGC Partners or its Subsidiaries that is material to the business of BGC Partners and its Subsidiaries, taken as a whole.

(f) All individuals named as an inventor in any of the pending Patent applications listed on Schedule 4.15(a)(ii) of the BGC Partners Disclosure Schedule have executed and delivered proprietary invention agreements with BGC Partners or its Subsidiaries, and are obligated under the terms thereof to assign all inventions subject to such Patent applications to BGC Partners or its Subsidiaries, except as would not be material to BGC Partners and its Subsidiaries, taken as a whole.

(g) None of BGC Partners nor any of its Subsidiaries is using any material owned Intellectual Property in a manner that would be expected to result in the cancellation or unenforceability of such owned Intellectual Property.

4.16 Privacy of Customer Information. BGC Partners and each of its U.S. Subsidiaries abides by the privacy policies set forth on Schedule 4.16 (each a “Privacy Policy”) and all applicable Laws with respect to non-public financial Information that it collects from its customers (the “Customer Information”).

4.17 Potential Conflicts of Interest. Except for transactions related to the clearing of securities or futures in the ordinary course of business, or as set forth on Schedule 4.17 of the BGC Partners Disclosure Schedules, no officer or director set forth on Schedule 4.17(a) of the BGC Partners Disclosure Schedule, no spouse of any such officer or director and, to the Knowledge of BGC Partners, no Person that is controlled (as defined in Regulation 12b-2 promulgated under the Exchange Act) by any of the foregoing (a) owns, directly or indirectly, any interest in (excepting (i) less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies or (ii) passive investments in hedge funds, private equity funds or other similar investments), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business having a material relationship as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, BGC Partners or any of its Subsidiaries; or (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property, asset or right material to the conduct of the businesses of BGC Partners or its Subsidiaries. No stockholder, partner or other equity-holder of Cantor or BGC Partners (a) is a lender to or borrower from BGC Partners or any of its Subsidiaries, except for such transactions as would not be required to be disclosed by BGC Partners pursuant to Item 404 of Regulation S-K under the Securities Act, or (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property, asset or right material to the conduct of the BGC Business.

4.18 Environmental Matters. BGC Partners and its Subsidiaries are in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a BGC Material Adverse Effect. There is no civil, criminal or administrative Action, notice or demand letter pending or, to the Knowledge of BGC Partners, threatened against BGC Partners or its Subsidiaries pursuant to Environmental Laws which would reasonably be expected to have a BGC Material Adverse Effect. To the Knowledge of BGC Partners, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which would reasonably be expected to prevent compliance with, or which have given rise to or shall give rise to liability that is material to BGC Partners and its Subsidiaries, taken as a whole, under Environmental Laws.

4.19 Insurance. BGC Partners and its Subsidiaries maintain those insurance policies or binders of insurance identified on Schedule 4.19 of the BGC Partners Disclosure Schedule. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect.

4.20 Controls. BGC Partners has heretofore made available to the other Parties a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any employee of BGC Partners or its Subsidiaries to its independent auditors relating to (a) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of BGC Partners or any of its Subsidiaries to record, process, summarize to the Knowledge of BGC Partners, and report financial data and any material weaknesses in internal controls and (y) to the Knowledge of BGC Partners, any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of BGC Partners or any of its Subsidiaries.

4.21 Sufficiency of Assets. Except as set forth on Schedule 4.21 of the BGC Partners Disclosure Schedule, at the Closing, BGC Partners will, taking into account all of the Ancillary Agreements and the Transaction Documents, own or have the right to use all of the assets, rights and properties necessary to conduct in all material respects the business of the BGC Division immediately following the Closing substantially as it has been conducted immediately prior to the date hereof.

4.22 Investment Company. Neither BGC Partners nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.23 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by BGC Partners or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

4.24 Proxy Statement. None of the information supplied or to be supplied by BGC Partners or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement relating to the eSpeed Stockholder Meeting will, (i) when filed, at any time it is amended or supplemented or at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) at the date the Proxy Statement is first mailed to the stockholders of eSpeed or at the time of the eSpeed Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by BGC Partners with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by eSpeed specifically for inclusion or incorporation by reference in the Proxy Statement.

4.25 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of BGC Partners to the other Parties, and BGC Partners hereby disclaims any such representation or warranty, whether by or on behalf of BGC Partners, and notwithstanding the delivery or disclosure to the other Parties, or any of their Representatives or any other Person of any documentation or other Information by such Party or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ESPEED

Except as disclosed in the eSpeed Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates; provided that any item on the eSpeed Disclosure Schedule in any one or more sections of the eSpeed Disclosure Schedule shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the eSpeed Disclosure Schedule solely to that the extent the relevance of such disclosure is readily apparent notwithstanding the absence of a specific cross-reference) or in the eSpeed SEC Documents solely to the extent that the relevance of such disclosure is readily apparent (but excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included in the eSpeed SEC Documents solely to the extent that they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections), eSpeed hereby represents and warrants to BGC Partners as follows:

5.1 Corporate Existence and Power. Each of eSpeed and its Significant Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power (corporate, company or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified to do business and in good standing under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an eSpeed Material Adverse Effect. No jurisdiction, other than those in which such Person is duly qualified, has claimed in writing that eSpeed or any of its Subsidiaries is required to qualify as a foreign corporation or other entity therein.

5.2 Authorization; No Contravention. eSpeed has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by eSpeed of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby have been duly authorized and approved by eSpeed, and no corporate, limited partnership or other action on the part of eSpeed is necessary other than the receipt of the affirmative vote of a majority of the votes entitled to be cast by the holders of eSpeed Common Stock, voting together as a single class (the “eSpeed Stockholder Approval”). Except for approval, if required, of the NASD, the applicable stock exchanges or any other SRO having jurisdiction over the transactions contemplated hereby or the Parties, expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, receipt of the eSpeed Stockholder Approval, the execution, delivery and performance by eSpeed of this Agreement and each of the other Transaction Documents to which eSpeed is a party and the transactions contemplated hereby and thereby do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, any material Contractual Obligation of eSpeed or its Subsidiaries or any organizational document, instrument or certificate of eSpeed or any of its Subsidiaries or any material Requirement of Law applicable to eSpeed or its Subsidiaries and except for approval of the NASD (if required), expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act do not violate any Orders of any Governmental Authority against, or binding upon, eSpeed or its Subsidiaries.

5.3 Governmental Approvals; Third-Party Consents. Except (a) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws as set forth in Schedule 5.3 of the eSpeed Disclosure Schedule, (b) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (c) for any required consent, approval, order or authorization of, or registration, declaration or filing with, the NASD, (d) the filing of the Proxy Statement with the SEC, (e) receipt of the eSpeed Stockholder Approval, (f) the filing of the Certificate of Merger, (g) such filings with the NASDAQ Global Market to obtain the authorizations for listing contemplated by this agreement, and (h) for any approval, consent, authorization of filing that if not obtained would not be material to eSpeed or its Subsidiaries (for each of (a) through (h), if required), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable stock exchanges, Governmental Authority, quasi-governmental entity or SROs with jurisdiction or supervision over eSpeed or any of its Subsidiaries, no consent or approval of any third parties, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, eSpeed of this Agreement (including, effectiveness of the New Certificate of Incorporation and the Merger), each of the other Transaction Documents to which it will be a party or the transactions contemplated hereby and thereby.

5.4 Binding Effect. This Agreement has been duly executed by eSpeed and, as of the Closing Date, each of the other Transaction Documents to which it will be a party shall have been duly executed and delivered by eSpeed, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it will be a party shall constitute, the legal, valid and binding obligations of eSpeed, enforceable against eSpeed in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

5.5 Litigation. There are no Claims pending or, to the Knowledge of eSpeed, threatened, at Law, in equity, in arbitration or before any Governmental Authority against eSpeed or any of its Subsidiaries which would be reasonably expected to prevent eSpeed from performing its obligations under this Agreement (including the Merger) or the other Transaction Documents to which it will be a party or consummating the transactions contemplated hereby or thereby. No Order has been issued by any court or other Governmental Authority against eSpeed or any its Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement, the Merger or any of the other Transaction Documents to which eSpeed is a party.

5.6 Capitalization.

(a) As of May 25, 2007, the authorized capital stock of eSpeed consists of (i) 200,000,000 shares of Class A Common Stock, of which 36,452,117 are issued and 29,949,887 are outstanding, (ii) 100,000,000 shares of Class B Common Stock, of which 20,497,800 are issued and outstanding and (iii) 50,000,000 shares of preferred stock, none of which are issued or outstanding. Except as set forth on Schedule 5.6(a) of the eSpeed Disclosure Schedule or issued or issuable pursuant to the 1999 Long-Term Incentive Plan of eSpeed, as amended in 2003, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding as of May 25, 2007 to purchase or otherwise acquire by or from eSpeed (i) any authorized but unissued, unauthorized or treasury shares of eSpeed’s capital stock, (ii) any Stock Equivalents or (iii) any other securities of eSpeed and there are no commitments, Contracts, agreements, arrangements or understandings by eSpeed to issue any shares of eSpeed’s capital stock or any Stock Equivalents or other securities of eSpeed. On the Closing Date, all of the issued and outstanding shares of eSpeed Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and will be issued on the basis of a valid exemption from the registration and qualification requirements of all applicable federal, state and foreign securities Laws.

(b) Schedule 5.6(b)(i) of the eSpeed Disclosure Schedule sets forth for each of its Subsidiaries, as the case may be, as of the Closing Date, a list of the jurisdiction of organization of such Subsidiary; (ii) the capitalization of such eSpeed Subsidiary. As of the Closing Date, all of the outstanding interests in such eSpeed Subsidiaries will be duly authorized, validly issued, fully paid and non-assessable (if applicable), and will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities Laws and will be owned free and clear of all Liens, except for immaterial Liens. Except as set forth on Schedule 5.6(b)(ii) of the eSpeed Disclosure Schedule, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding issued or granted by eSpeed or any of its Subsidiaries to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries of eSpeed, and there is no outstanding security of any kind issued or granted by eSpeed or any of its Subsidiaries convertible into or exchangeable for such shares or proprietary interest in any such entity.

5.7 eSpeed SEC Documents. eSpeed has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by eSpeed since January 1, 2004 (such documents, together with any documents filed during such period by eSpeed to the SEC on a voluntary basis on Current Reports on Form 8-K, the “eSpeed SEC Documents”). As of their respective filing dates, eSpeed SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such eSpeed

SEC Documents. Except to the extent that information contained in any eSpeed SEC Document has been revised, amended, supplemented or superseded by a later-filed eSpeed SEC Document that has been filed prior to the date of this Agreement, as of their respective filing dates, none of eSpeed SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such eSpeed SEC Documents. Each of the financial statements (including the related notes) of eSpeed included in eSpeed SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of eSpeed and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). None of the Subsidiaries of eSpeed are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

5.8 No Undisclosed Liabilities. Except as set forth on Schedule 5.8 of the eSpeed Disclosure Schedule, neither eSpeed nor any of its Subsidiaries has any direct or indirect Liabilities that would be required to be disclosed in the liability column of a balance sheet prepared in accordance with U.S. GAAP, other than (a) Liabilities fully and adequately reflected in or reserved against on the latest audited balance sheet included in the eSpeed SEC Documents, (b) Liabilities incurred since December 31, 2006 in the ordinary course of business, (c) Liabilities that are permitted or are contemplated by this Agreement, (d) Liabilities that have been discharged or paid off, (e) Liabilities that would not reasonably be expected to have an eSpeed Material Adverse Effect, and (f) Liabilities with respect to any Contractual Obligation entered into by eSpeed or any of its Subsidiaries (other than any Contractual Obligation that eSpeed failed to disclose to BGC Partners in breach of any representation or warranty under this Article V).

5.9 Broker’s, Finder’s or Similar Fees. Except as set forth on Schedule 5.9 of the eSpeed Disclosure Schedule, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by eSpeed or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

5.10 Proxy Statement. None of the information supplied or to be supplied by eSpeed or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement relating to the eSpeed Stockholder Meeting will, (i) when filed, at any time it is amended or supplemented or at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) at the date the Proxy Statement is first mailed to the stockholders of eSpeed or at the time of the eSpeed Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by eSpeed with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Cantor or BGC Partners specifically for inclusion or incorporation by reference in the Proxy Statement.

5.11 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of eSpeed to the other Parties, and eSpeed hereby disclaims any such representation or warranty, whether by or on behalf of eSpeed, and notwithstanding the delivery or disclosure to the other Parties, or any of their Representatives or any other Person of any documentation or other Information by such Party or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF CANTOR,

U.S. OPCO, GLOBAL OPCO AND HOLDINGS

Except as disclosed in the Cantor Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates; provided that any item on the Cantor Disclosure Schedule in any one or more sections of the Cantor Disclosure Schedule shall be deemed disclosed with respect to other sections of this Agreement and all other sections or subsections of the Cantor Disclosure Schedule solely to the extent the relevance of such disclosure is readily apparent notwithstanding the absence of a specific cross-reference), Cantor, U.S. Opco, Global Opco and Holdings each represents and warrants to eSpeed with respect to itself as follows:

6.1 Corporate Existence and Power. Each of Cantor, U.S. Opco, Global Opco and Holdings (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power (corporate, company or limited partnership, as the case may be) and authority to own and operate its property, assets or rights, to lease the property, assets or rights it operates as lessee and to conduct the business in which it is currently engaged and (c) except as set forth on Schedule 6.1(c) of the Cantor Disclosure Schedule is duly qualified to do business and in good standing under the Laws of each jurisdiction in which its ownership, lease or operation of property, assets or rights or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a BGC Material Adverse Effect. No jurisdiction, other than those in which such Person is duly qualified, has claimed in writing that U.S. Opco, Global Opco or Holdings or any of their Subsidiaries is required to qualify as a foreign corporation or other entity therein. Cantor has made available complete and correct copies of the organizational documents of each of U.S. Opco, Global Opco and Holdings, in each case as amended to the date of this Agreement.

6.2 Authorization; No Contravention. Each of Cantor, U.S. Opco, Global Opco and Holdings has all requisite power and authority to enter into this Agreement and each of the other Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each of Cantor, U.S. Opco, Global Opco and Holdings of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby have been duly authorized and approved by Cantor, U.S. Opco, Global Opco and Holdings, and no corporate, limited partnership or other action on the part of Cantor, U.S. Opco, Global Opco or Holdings is necessary. Except for approval of the NASD, any applicable stock exchanges or any other SRO having jurisdiction over the transactions contemplated hereby or the parties (in each case, if required), expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act, the execution, delivery and performance by each of Cantor, U.S. Opco, Global Opco and Holdings of this Agreement and each of the other Transaction Documents to which it will be a party and the transactions contemplated hereby and thereby do not violate, conflict with or result in any breach, default or contravention of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or the creation of any material Lien under, any material Contractual Obligation of Cantor, U.S. Opco, Global Opco or Holdings, any organizational document, instrument or certificate of Cantor, U.S. Opco, Global Opco or Holdings or any Requirement of Law applicable to it and except for approval of the NASD (if required), expiration or early termination, as the case may be, of all applicable waiting periods under the HSR Act do not violate any Orders of any Governmental Authority against, or binding upon, Cantor, U.S. Opco, Global Opco or Holdings.

6.3 Governmental Approvals; Third-Party Consents. Except (a) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (b) for such filings and notifications as may be required by the HSR Act and, if necessary, similar foreign competition or Antitrust Laws, (c) for any required consent, approval, order or authorization of, or registration, declaration or filing with, and (d) for any approval, consent, authorization of filing that if not obtained would not be material to U.S. Opco, Global Opco or Holdings (for each of (a) through (d), if required), no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any applicable stock exchange, Governmental Authority, quasi-governmental entities or SROs having jurisdiction or supervision over BGC Partners or any of its Subsidiaries, Cantor, U.S. Opco, Global Opco or Holdings, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Cantor, U.S. Opco, Global Opco and Holdings of this Agreement, each of the other Transaction Documents to which will be a party or the transactions contemplated hereby and thereby.

6.4 Binding Effect. This Agreement has been duly executed by each of Cantor, U.S. Opco, Global Opco and Holdings and, as of the Closing Date, each of the other Transaction Documents to which Cantor, U.S.

Opco, Global Opco or Holdings is a party shall have been duly executed and delivered by Cantor, U.S. Opco, Global Opco or Holdings, as applicable, and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it will be a party shall constitute, the legal, valid and binding obligations of each of Cantor, U.S. Opco, Global Opco and Holdings, enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at Law or in equity).

6.5 Litigation. There are no Claims pending or, to the Knowledge of BGC Partners, threatened, at Law, in equity, in arbitration or before any Governmental Authority against any of Cantor, U.S. Opco, Global Opco or Holdings which would be reasonably expected to prevent Cantor, U.S. Opco, Global Opco or Holdings from performing its obligations under this Agreement or the other Transaction Documents to which will be is a party or consummating the transactions contemplated hereby or thereby. No order has been issued by any court or other Governmental Authority against any of Cantor, U.S. Opco or Holdings or any of their Subsidiaries purporting to enjoin or restrain the execution, delivery or performance of this Agreement, the Merger or any of the other Transaction Documents to which any of Cantor, U.S. Opco, Global Opco or Holdings is a party.

6.6 Capitalization. As of immediately prior to the Effective Time, (i) the authorized equity of U.S. Opco shall consist of (A) U.S. Opco Limited Partnership Interests consisting of 300,000,000 Units, of which 111,890,929 Units shall be issued and outstanding; and (B) one U.S. Opco General Partnership Interest consisting of 1 Unit, which Unit shall be issued and outstanding; (ii) the authorized equity of Global Opco shall consist of (A) Global Opco Limited Partnership Interests consisting of 300,000,000 Units, of which 111,890,929 Units shall be issued and outstanding; and (iii) the authorized equity of Holdings shall consist of (A) Holdings Limited Partnership Interests consisting of 300,000,000 Units, of which 111,890,929 Units shall be issued and outstanding (including 77,797,939 Units underlying Holdings Exchangeable Limited Partnership Interests and 34,092,996 Units underlying Holdings Founding Partner Interests). As of immediately prior to the Effective Time, and except as set forth in this Agreement, the Separation Agreement or the Transaction Documents, there shall be no options, warrants, conversion privileges, subscription or purchase rights or other rights outstanding to purchase or otherwise acquire by or from U.S. Opco, Global Opco or Holdings any authorized but unissued limited partnership or general partnership interests in U.S. Opco, Global Opco or Holdings. On the Closing Date, all of the issued and outstanding U.S. Opco Limited Partnership Interests, the U.S. Opco General Partnership Interest, the Global Opco Limited Partnership Interests, the Global Opco General Partnership Interest, the Holdings General Partner Interest, and the Holdings Limited Partnership Interest shall be duly authorized and validly issued, and will be issued on the basis of a valid exemption from the registration and qualification requirements of all applicable federal, state and foreign securities Laws.

6.7 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by Cantor or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

6.8 Proxy Statement. None of the information supplied or to be supplied by any of Cantor, U.S. Opco, Global Opco or Holdings specifically for inclusion or incorporation by reference in the Proxy Statement relating to the eSpeed Stockholder Meeting will, (i) when filed, at any time it is amended or supplemented or at the time it becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) at the date the Proxy Statement is first mailed to the stockholders of eSpeed or at the time of the eSpeed Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by any of Cantor, U.S. Opco, Global Opco or Holdings with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by BGC Partners or eSpeed specifically for inclusion or incorporation by reference in the Proxy Statement.

6.9 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article VI, no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of any of Cantor, U.S. Opco, Global Opco or Holdings to the other Parties, and each of Cantor, U.S. Opco, Global Opco and Holdings hereby disclaims any such representation or warranty, whether by or on behalf of it, and notwithstanding the delivery or disclosure to the other Parties, or any of their Representatives or any other Person of any documentation or other Information by such Party or any of its Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VII

COVENANTS

7.1 Conduct of Business.

(a) Conduct of Business of BGC Business. Except as contemplated by this Agreement (including, for the avoidance of doubt, the Conversion, Section 7.7 or Schedule 7.1 of the BGC Partners Disclosure Schedule), or with the prior written consent of eSpeed, which consent shall not be unreasonably withheld or delayed, or as contemplated by the Separation, during the period from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement in accordance with its terms, Cantor and BGC Partners shall conduct the BGC Business in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to preserve intact the business organization of the BGC Business and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with the BGC Business. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Separation, the Separation Agreement, the Conversion and the Merger, prior to the Closing Date, Cantor and BGC Partners shall not with respect to the BGC Business do any of the following without the prior written consent of eSpeed’s Special Committee, which consent shall not be unreasonably withheld or delayed:

(i) engage in any material transaction (including, capital expenditures) out of the ordinary course of business that would require expenditures by the Opcos after the Closing in excess of $10 million per annum or $20 million in the aggregate;

(ii) issue, reissue, sell, grant, pledge or otherwise encumber or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of capital stock of BGC Partners or equity interests in the Opcos (or Holdings if it would adversely affect the Surviving Corporation’s economic or governance rights in Holdings) or any class, or securities convertible into capital stock of any class of BGC Partners or equity interests in the Opcos (or Holdings if it would adversely affect the Surviving Corporation’s economic or governance rights in Holdings), or any rights, warrants or options to acquire any convertible securities or capital stock of BGC Partners or equity interests in the Opcos (or Holdings if it would adversely affect the Surviving Corporation’s economic or governance rights in Holdings);

(iii) except in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any Lien on any material Assets, properties or rights (including capital stock of any of its Subsidiaries) except to the extent they are used, retired or replaced in the ordinary course of business;

(iv) declare, set aside or pay any dividends on or make any other distributions (whether in case, stock or property) in respect of any of its capital stock, other than (A) cash dividends or (B) dividends or distributions declared, set aside, paid or made by a direct or indirect wholly owned Subsidiary to BGC Partners or a wholly owned Subsidiary of BGC Partners, or (y) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock;

(v) enter into transactions with Affiliates of BGC Partners or any of its Subsidiaries (other than transactions (A) in the ordinary course of business, (B) set forth on Schedule 7.1(a)(iv) or (C) on arm’s length terms having a value of $500,000 or less);

(vi) knowingly take any action or omit to take any action or enter into any transaction which has, or would reasonably be expected to have,

the effect of materially delaying or otherwise materially impeding the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents;

(vii) except in the ordinary course of business consistent with past practice, (i) enter into, modify, amend or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract or (iii) enter into, modify, amend or terminate any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof, in each of cases (i), (ii) and (iii) if the effect of such action would be materially adverse to BGC Partners and its Subsidiaries, taken as a whole;

(viii) incur any indebtedness for borrowed money on terms that are not on an arm’s length basis;

(ix) merge or consolidate with any other Person;

(x) change any significant method of accounting or accounting principles or practices by BGC Partners or any of its Subsidiaries, except for such changes required by U.S. GAAP;

(xi) terminate, cancel, amend or modify any material insurance policies maintained by it covering BGC Partners or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of BGC Partners or any of its Subsidiaries;

(xiii) other than with respect to the Special Item, institute, compromise, settle or agree to settle any Claims (A) involving amounts in excess of $100,000 individually or $500,000 in the aggregate for which the Surviving Corporation would be responsible after the Closing or (B) that would impose any material, non-monetary obligation on the Transferred Business that would continue after the Effective Time; or

(xiv) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

(b) Conduct of Business of eSpeed. Except as contemplated by this Agreement (including, for the avoidance of doubt, transactions contemplated by Schedule 7.1 of the eSpeed Disclosure Schedule), or with the prior written consent of Cantor, which consent shall not be unreasonably withheld or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or termination of this Agreement in accordance with its terms, eSpeed shall (and shall cause each of its Subsidiaries to) conduct its and its Subsidiaries’ operations only in the ordinary course of business consistent with past practice and shall (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to preserve intact the business organization of eSpeed and its Subsidiaries and to preserve the goodwill of customers, suppliers and all other Persons having business relationships with eSpeed and its Subsidiaries. In addition, eSpeed shall take the actions set forth on Schedule 7.1 of the eSpeed Disclosure Schedule during such period. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement and the Merger, prior to the Closing Date, eSpeed shall not (and shall cause each of its Subsidiaries not to) do any of the following without the prior written consent of Cantor, which consent shall not be unreasonably withheld or delayed:

(i) adopt or propose any change in its organizational documents;

(ii) engage in any material transaction (including, capital expenditures) out of the ordinary course of business that would require expenditures by the Opcos after the Closing in excess of $10 million per annum or $20 million in the aggregate;

(iii) issue, reissue, sell, grant, pledge or otherwise encumber, or authorize the issuance, reissuance, sale, grant, pledge or other encumbrance of shares of capital stock of eSpeed, or securities convertible into capital stock of any class of eSpeed, or any rights, warrants or options to acquire any convertible securities or capital stock of eSpeed;

(iv) except in the ordinary course of business consistent with past practice, sell, lease, encumber or otherwise surrender, relinquish, dispose of, transfer, exclusively license, mortgage, pledge or grant any Lien on any material Assets, properties or rights (including the capital stock of its Subsidiaries) except to the extent they are used, retired or replaced in the ordinary course of business;

(v) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions declared, set aside, paid or made by a direct or indirect wholly owned Subsidiary of eSpeed to eSpeed or a wholly owned Subsidiary of eSpeed, (y) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants, or any similar security exercisable for or convertible into, such other security) in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities pursuant to an existing restricted stock purchase agreement with current or former employees;

(vi) make, change or revoke any material Tax election, file any material amended Tax return, settle or compromise any material claim for Taxes,

change any method of Tax accounting, enter into any closing agreement with respect to Taxes or make or surrender any material claim for a refund of Taxes;

(vii) knowingly take any action or omit to take any action or enter into any transaction which has, or would reasonably be expected to have, the effect of materially delaying or otherwise materially impeding the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents;

(viii) except in the ordinary course of business consistent with past practice, (i) enter into, modify, amend or terminate any material Contract, (ii) enter into any successor agreement to an expiring material Contract that changes the terms of the expiring material Contract or (iii) enter into, modify, amend or terminate any new agreement that would have been considered a material Contract if it were entered into at or prior to the date hereof, in each of cases (i), (ii) and (iii) if the effect of such action would be materially adverse to eSpeed and its Subsidiaries, taken as a whole;

(ix) incur any indebtedness for borrowed money in excess of $10 million in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for or cancel, the obligations of any Person (other than its wholly-owned Subsidiaries) for borrowed money or make or authorize any material loan to any Person (other than a Subsidiary of the Company);

(x) merge or consolidate with any other Person or acquire an amount of assets or equity of an other Person in excess of $25 million;

(xi) change any significant method of accounting or accounting principles or practices by eSpeed or any of its Subsidiaries, except for such changes required by U.S. GAAP;

(xii) terminate, cancel, amend or modify any material insurance policies maintained by it covering eSpeed or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xiii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of eSpeed or any of its Subsidiaries;

(xiv) change any method of accounting or accounting principles or practices by eSpeed or any of its Subsidiaries, except for such changes required by U.S. GAAP;

(xv) terminate, cancel, amend or modify any material insurance policies maintained by it covering eSpeed or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xvi) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of eSpeed or any of its Subsidiaries;

(xvii) institute, compromise, settle or agree to settle any Claims (a) involving amounts in excess of $100,000 individually or $500,000 in the aggregate for which eSpeed would be responsible after the Closing or (b) that would impose any material, non-monetary obligation on eSpeed that would continue after the Effective Time; or

(xviii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

7.2 Efforts.

(a) Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including the Merger, and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts (i) to obtain all consents, approvals, rulings or authorizations that are required to be obtained under any Requirement of Law, (ii) to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties hereto to consummate the transactions contemplated hereby, including the Merger, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional Information or documentary material from a Governmental Authority, if any, (v) to fulfill all conditions to this Agreement (including ensuring that the Estimated Closing Net Equity and Estimated Closing Cash shall be equal to or greater than equal to or greater than the Target Closing Net Equity and Target Closing Cash, and that the Estimated Closing Indebtedness is equal to or less than the Target Closing Indebtedness) and (vi) in the event that eSpeed waives the condition set forth in Section 8.2(c), to ensure that as promptly as practicable after Closing, (A) the Closing Net Equity (excluding the net equity of eSpeed as of immediately prior to the Closing), shall be equal to or greater than the Target Closing Net Equity, (B) the Closing Cash (excluding the cash, cash equivalents and marketable securities of eSpeed as of immediately prior to the Closing), shall be equal to or greater than the Target Closing Cash and (C) the aggregate Closing Indebtedness (excluding the Indebtedness of eSpeed as of immediately prior to the Closing) shall be equal to or less than the Target Closing Indebtedness. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by the Parties to consummate the Merger and the other transactions contemplated by this Agreement, in no event shall the Parties or any of their Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (x) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (y) that individually or in the aggregate is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of eSpeed and its Subsidiaries taken as a whole) to eSpeed and its Subsidiaries or BGC Partners and its Subsidiaries, either before or after giving effect to the Merger (a “Burdensome Condition”).

(b) Further, and without limiting the generality of the rest of this Section 7.2, each of the Parties shall promptly (i) furnish to the other such necessary Information and reasonable assistance as the other Party may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated hereby, and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other Information supplied by such Party and such Party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated hereby and as necessary to comply with contractual arrangements. The Parties shall, subject to Applicable Law, permit the counsel to the other Parties to review in advance, and consider in good faith the views of such other Parties in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated hereby.

7.3 Transaction Documents; Termination of the Joint Services Agreement.

(a) On or prior to the Closing Date, the Parties will, or will cause their applicable Subsidiaries to, enter into and execute the Transaction Documents other than this Agreement.

(b) The Parties agree that, effective as of the Effective Time, the Surviving Corporation shall assume all of the rights and obligations of BGC Partners under the Separation Agreement and the Ancillary Agreements, and shall execute such agreements, documents or instruments as is necessary to effect the assumption of these rights and obligations.

(c) Concurrently with the Effective Time, each of (i) the Joint Services Agreement, (ii) the Administrative Services Agreement dated as of December 15, 1999 by and among Cantor Fitzgerald, L.P., Cantor Fitzgerald International, eSpeed, Inc., eSpeed Securities, Inc., eSpeed Markets, Inc. and eSpeed Securities International Limited, and (iii) the CO2e.com/eSpeed Services Agreement, dated as of October 1, 2002, by and between eSpeed and CO2e.com, LLC, shall automatically terminate.

7.4 License. The Surviving Corporation for itself and on behalf of its Subsidiaries that own any right, title or interest in the software, technology and Intellectual Property that Cantor or its Subsidiaries (a) owned and contributed to BGC Partners pursuant to the Separation Agreement or (b) Cantor had a right to use, or that was used by eSpeed for or on behalf of Cantor and its Subsidiaries, prior to the Effective Time under the Joint Services Agreement (other than any software, technology or Intellectual Property exclusively used by eSpeed as of the date of this Agreement for fully electronic brokerage of U.S. Treasuries and foreign exchange) shall grant Cantor and its Subsidiaries, effective as of the

Effective Time, a non-exclusive, perpetual, irrevocable, worldwide, non-transferable (except as described below), and royalty-free license (the “License”) to all such software, technology and Intellectual Property in connection with the operation of the business of Cantor and its Subsidiaries on and after the Closing Date. Notwithstanding the foregoing, the License shall not constitute an assignment or transfer of any software, technology or Intellectual Property owned by a third party if both (a) such assignment or transfer would be ineffective or would constitute a default under, or other contravention of, the provisions of a Contract without the approval or consent of a third party, and (b) such approval or consent is not obtained; provided, however, that the Surviving Corporation agrees to use its commercially reasonable efforts to obtain any such approval or consent (it being understood that such efforts shall not require the Surviving Corporation to pay to the third party any compensation or other remuneration to obtain such approval or consent). Any enhancements and upgrades of the software, technology and Intellectual Property provided under the License shall be provided free of charge to any licensee under the License for one year following the Closing Date. The License shall not be transferable except to any purchaser of (a) all or substantially all of the business or assets of Cantor or its Subsidiaries; or (b) a business, division or subsidiary of Cantor or its Subsidiaries pursuant to a bona fide acquisition of a line of business of Cantor or its Subsidiaries; provided, further, that, as a condition to any transfer pursuant to clause (b) of this sentence, (i) such purchaser must agree not to use the software, technology and Intellectual Property provided under the License (or grant any right or authority to any other Person to use the software, technology and Intellectual Property provided under the License) to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange; (ii) BGC Partners shall be a third-party beneficiary of the transferee’s agreement under clause (i); and (iii) Cantor shall enforce its rights against the purchaser to the extent that it breaches its obligations under clause (i). Cantor agrees that neither Cantor nor its Subsidiaries shall use the License (or grant any right or authority to any other Person to use the software, technology and Intellectual Property provided under the License) to create a fully electronic brokerage system that competes with eSpeed’s fully electronic systems for U.S. Treasuries and foreign exchange.

7.5 Corporate Governance Matters.

(a) From and after the Closing Date until six months after Cantor and its Subsidiaries cease to hold 5% of the Surviving Corporation’s voting power, transactions or arrangements between the Surviving Corporation and Cantor and their Subsidiaries shall be subject to prior approval by a majority of the Board of Directors of the Surviving Corporation that the Surviving Corporation has found qualify as “independent” in accordance with the published listing requirements of the NASDAQ Global Market.

(b) From and after the Closing Date until six months after Cantor and its Subsidiaries cease to hold 5% of the Surviving Corporation’s voting power, neither Cantor or its Affiliates, on the one hand, nor the Surviving Corporation and its Affiliates, on the other hand, shall, directly or indirectly, without the other Party’s prior written consent, employ or otherwise engage any officer or employee of the other Party; provided, however, that such Party may employ or otherwise engage any Person who responds to a general solicitation for employment; provided, further, however, that Cantor or its Subsidiaries may hire any persons employed by eSpeed or its Subsidiaries who are not brokers and who devote a substantial portion of their time to Cantor or Cantor-related matters or who manage or supervise any such employee (provided that Cantor and its Subsidiaries may not hire any such person if, as a result and without hiring additional personnel, BGC Partners and its Subsidiaries would not be able to continue to maintain and develop their Intellectual Property in a manner consistent with past practice). Cantor and its Subsidiaries shall provide a list of such persons promptly following the Closing Date).

7.6 Exchange Listing. eSpeed will use reasonable best efforts to cause the shares of eSpeed Common Stock to be issued in the Merger and shares reserved for issuance pursuant to the exchange of eSpeed Class B Common Stock, Holdings Exchangeable Limited Partnership Interests and, if applicable, the Holdings Founding Partner Interests to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

7.7 Loan from eSpeed. At the request of Cantor, eSpeed shall fund the Pre-Contribution Loan (as defined in the Separation Agreement) on or prior to the Closing Date (as defined in the Separation Agreement). Any amounts borrowed from eSpeed pursuant to this Section 7.7 shall be repaid in full on the Closing Date.

7.8 Preparation of Proxy Statement; eSpeed Stockholder Meeting.

(a) As promptly as practicable after the date of this Agreement, eSpeed shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of eSpeed relating to the meeting of the eSpeed stockholders (the “eSpeed Stockholder Meeting”) to be held to consider adoption of this Agreement. Cantor, BGC Partners, U.S. Opco, Global Opco and Holdings shall furnish all information as may be reasonably requested by eSpeed in connection with any such action and the preparation, filing and distribution of the Proxy Statement, and each of Cantor, BGC Partners, U.S. Opco, Global Opco and Holdings, and its legal, financial and accounting advisors shall have the right to review in advance and approve the Proxy Statement prior to its filing and mailing to stockholders. As promptly as practicable following the earliest date on which it is permitted under the applicable SEC rules and regulations to do so (or, if later, the date on which any SEC staff comments on the Proxy Statement have been resolved), eSpeed shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made by eSpeed, without providing Cantor and BGC Partners a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the any of the Parties should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of eSpeed. eSpeed shall notify Cantor and BGC Partners promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information.

(b) eSpeed shall use reasonable best efforts to cause the Proxy Statement to be mailed to the eSpeed stockholders and shall take, in accordance with Applicable Law and its certificate of incorporation and bylaws, all action necessary to convene the eSpeed Stockholder Meeting on a date determined in accordance with the mutual agreement of BGC Partners and eSpeed. The Board of Directors of eSpeed and the eSpeed Special Committee shall recommend that the eSpeed stockholders adopt this Agreement, and shall take all lawful action to solicit such adoption and approval. Notwithstanding the foregoing, in the event that subsequent to the date of this Agreement, the Board of Directors of eSpeed or the eSpeed Special Committee determines in good faith after consultation with outside counsel that its fiduciary duties to eSpeed or its stockholders under Applicable Law require it to withdraw, revoke, modify or qualify its recommendation, the Board of Directors of eSpeed and the eSpeed Special Committee may do so; provided, however, that, unless this Agreement is earlier terminated in accordance with its terms, eSpeed’s obligation to convene the eSpeed Stockholder Meeting in accordance with this Section 7.8 shall not be limited to or otherwise affected by any such change in recommendation. So long as the Board of Directors of eSpeed and the eSpeed Special Committee recommend in favor of the adoption of this Agreement, at every eSpeed Stockholder Meeting called with respect to the adoption of this Agreement and at every adjournment and postponement thereof, Cantor and its each of its Subsidiaries shall vote or cause to be voted all shares of eSpeed Common Stock owned by it or its Subsidiaries in favor of the adoption of this Agreement.

7.9 Public Announcements. Cantor and the eSpeed Special Committee have agreed upon the text of a press release to be issued with respect to the execution of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. None of Cantor, eSpeed, or the eSpeed Special Committee shall issue or cause the publication of any other press release or other public announcement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without prior consultation with of eSpeed (in the case of Cantor) or Cantor (in the case of eSpeed and the eSpeed Special Committee), except as may be required by law or any listing agreement with a national securities exchange to which Cantor or eSpeed is a party.

7.10 Notification of Certain Matters. BGC Partners and Cantor shall give prompt notice to eSpeed and eSpeed shall give prompt notice to BGC Partners and Cantor, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (b) a material failure of BGC Partners or Cantor, on the one hand, or eSpeed, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations and warranties of any of the Parties or the conditions to the performance by the Parties hereunder; provided, further, that the failure to comply with this covenant shall not result in a non-satisfaction of either the condition in Section 8.2(b) or 8.3(b).

7.11 Actions Post-Signing. Cantor shall not have the right to claim under this Agreement that eSpeed has breached any representation, warranty, covenant or other agreement of eSpeed contained in any Transaction Document to the extent that such breach was caused by Cantor.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of BGC Partners and eSpeed to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by Cantor and eSpeed of each of the following:

(a) eSpeed Stockholder Approval. eSpeed shall have duly obtained the eSpeed Stockholder Approval.

(b) NASDAQ Listing. The shares of eSpeed Common Stock to be issued in the Merger and to be issued upon exchange of eSpeed Class B Common Stock, Holdings Exchangeable Limited Partnership Interests and, if applicable, the Holdings Founding Partner Interests shall have been authorized for listing on the NASDAQ Global Market or such other market on which the eSpeed Common Stock is then listed or quoted, subject to official notice of issuance.

(c) Required Governmental Approvals. All of the Required Governmental Approvals shall have been obtained and shall remain in full force and effect, and there shall not be any action taken, regulatory or governmental approval granted or issued or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Transaction that imposes any Burdensome Condition. The waiting period and any extension thereof applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d) No Injunctions or Restraints; Illegality. No order, injunction, ruling, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) restraining, enjoining or otherwise preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect; provided, however, that the Parties shall use all commercially reasonable efforts to cause any such order, injunction, ruling, decree or judgment. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the merger or any of the other transactions contemplated by this Agreement.

(e) Separation. The Separation shall have occurred in accordance with the terms and conditions set forth in the Separation Agreement.

8.2 Conditions to eSpeed’s Obligation to Effect the Merger. The obligation of eSpeed to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by eSpeed of each of the following:

(a) Representations and Warranties. (i) Each of the representations and warranties of BGC Partners, Cantor, U.S. Opco and Global Opco set forth in this Agreement that are qualified by BGC Partners Material Adverse Effect shall be true and correct, (ii) each of the representations and warranties of BGC Partners Cantor, U.S. Opco and Global Opco set forth in this Agreement that are not so qualified shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute a BGC Partners Material Adverse Effect and (iii) notwithstanding anything to the contrary set forth in (i) and (ii) of this Section 8.2(a), the representations and warranties of BGC Partners set forth in Sections 4.7 (Capitalization) and the representation of Cantor, U.S. Opco and Global Opco set forth in Section 6.6 (Capitalization) each shall be true and correct (except for any de minimis inaccuracy), in either case made as if neither of such representations or warranties contained any qualification or limitation as to materiality or BGC Partners Material Adverse Effect, in each cases (i), (ii) and (iii), as of the date of the Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants and Agreements. The covenants and agreements of each of BGC Partners, Cantor, U.S. Opco and Global Opco to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Closing Net Equity, Closing Cash and Closing Indebtedness. The Estimated Closing Net Equity and the Estimated Closing Cash, as set forth on the Estimated Closing Balance Sheet, shall be equal to or greater than the Target Closing Net Equity and the Target Closing Cash, respectively, and the Estimated Closing Indebtedness, as set forth on the Estimated Closing Balance Sheet, shall be equal to or less than the Target Closing Indebtedness.

(d) Officer’s Certificate. eSpeed shall have received a certificate from BGC Partners, dated as of the Closing Date and signed on behalf of BGC Partners by an executive officer of BGC Partners, stating that the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

8.3 Conditions to BGC Partners’ Obligation to Effect the Merger. The obligation of BGC Partners to consummate the Merger is subject to the fulfillment or, to the extent permitted by Applicable Law, waiver by BGC Partners of each of the following:

(a) Representations and Warranties. (i) The representations and warranties of eSpeed set forth in this Agreement that are qualified by eSpeed Material Adverse Effect shall be true and correct, and (ii) the representations and warranties of eSpeed set forth in this Agreement that are not so qualified shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, constitute an eSpeed Material Adverse Effect, in each cases (i) and (ii), as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants and Agreements. The covenants and agreements of eSpeed to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Officer’s Certificate. BGC Partners shall have received a certificate from eSpeed, dated as of the Closing Date and signed on behalf of eSpeed by an executive officer of eSpeed, stating that the conditions specified in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Tax Opinion. BGC Partners shall have received an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated the Closing Date, to the effect that the Merger will qualify as an exchange described in Section 351(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of officers of Cantor, BGC Partners and eSpeed.

8.4 Frustration of Closing Conditions. None of Cantor, BGC Partners or eSpeed may rely on the failure of any condition set forth in Section 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement in accordance with Section 7.2.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after receipt of the eSpeed Stockholder Approval as follows:

(a) by mutual written consent of BGC Partners and eSpeed (acting at the direction of the eSpeed Special Committee);

(b) by either BGC Partners or eSpeed (with the prior approval of the eSpeed Special Committee), if:

(i) the Closing shall not have occurred on or before January 31, 2008 (the “Outside Date”); provided, however, that (i) either BGC Partners or eSpeed shall have the option to extend the Outside Date for an additional period of time not to exceed 120 days if all other conditions to consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not been consummated by such date is that one or more conditions set forth in Section 8.1(c) (Required Government Approvals) have not been satisfied and (ii) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose failure to perform any material covenant or obligation under this Agreement has been the primary cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date; or

(ii) if any Injunction permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, and such Injunction becomes effective (and final and nonappealable).

(c) by BGC Partners, if there has been a material breach of any representation, warranty, covenant or agreement on the part of eSpeed contained in this Agreement, which breach by its nature is not curable or has not been cured within forty-five (45) days of written notice to eSpeed of such breach; or

(d) by eSpeed, if there has been a material breach of any representation, warranty, covenant or agreement on the part of BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings contained in this Agreement, which breach by its nature is not curable or has not been cured within forty-five (45) days of written notice to BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings, as applicable, of such breach.

9.2 Notice of Termination. In the event of termination of this Agreement by either or both of BGC Partners and eSpeed pursuant to Section 9.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement.

9.3 Effect of Termination. In the event of termination of this Agreement by either or both of BGC Partners and eSpeed pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties to this Agreement, except that the provisions of this Section 9.3 and Sections 11.6 and 11.9 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party to this Agreement of any liability for any willful and material breach of this Agreement which gave rise to a termination of this Agreement pursuant to Section 9.1(c) or 9.1(d).

ARTICLE X

INDEMNIFICATION AND ALLOCATION OF CERTAIN LOSSES

10.1 Survival Periods. All representations and warranties contained in Articles IV or VI of this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement shall survive the Closing and continue to be in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.7 (Capitalization) shall survive the Closing and continue to be in full force and effect indefinitely (each such period, as applicable the “Indemnity Period”). None of the representations and warranties contained in Article V of this Agreement or in any Schedule to this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, including the officer’s certificate to be delivered by eSpeed pursuant to Section 8.3(c), shall survive the Effective Time. Those covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

10.2 Indemnification; Allocation of Certain Losses.

(a) Except as otherwise provided in this Article X, from and after the Closing Date, Cantor shall indemnify and hold harmless Opco and its Subsidiaries, and each of their heirs, executors, successors and assigns (collectively, the “Indemnified Parties”) from and out of any Losses to the extent resulting from or arising out of: (i) any breach of any representation or warranty of BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings contained in this Agreement or in any certificate delivered hereunder (but only if a claim therefor is presented to Cantor in accordance with this Agreement before the Indemnity Period terminates in accordance with this Agreement) (it being understood that (x) in determining the amount of Loss under this Section 10.2(a)(i) from any breach or inaccuracy of any representation or warranty, but not, for the avoidance of doubt, for purposes of determining whether there has been a breach or inaccuracy, all references to “material,” “Company Material Adverse Effect” or similar qualifications as to materiality shall be deleted therefrom, and (y) in determining the amount of Loss under this Section 10.2(a)(i) from any breach or inaccuracy of any representation or warranty contained in Sections 4.5, and for purposes of determining whether there has been a breach or inaccuracy in any such representation or warranty for purposes of this Article X, the Actions marked with an asterisk on Schedule 4.5 of the BGC Partners Disclosure Schedule shall not be taken into account); or (ii) any breach of any covenant or agreement contained in this Agreement to be performed by BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings; provided, however, that (1) Cantor shall not be obligated to indemnify the Indemnified Parties for any Losses resulting from or arising out of the any matter set forth on Schedule 10.2 of the BGC Partners Disclosure Schedule (such matter, the “Special Items”); and (2) Cantor’s indemnification obligations with respect to the Actions marked with an asterisk on Schedule 4.5 of the BGC Partners Disclosure Schedule shall be limited to Losses resulting from the imposition of any fine or other monetary penalty, or the payment of any amount in settlement, resulting from such Actions.

(b) Allocation of Certain Losses. From and after the Closing, any Losses of U.S. Opco and Global Opco and its Subsidiaries to the extent resulting from or arising out of the Special Items (the “Allocable Losses”) shall be allocated to Holdings pursuant to terms of the New U.S. Opco Limited Partnership Agreement and the New Global Opco Limited Partnership Agreement, which allocated Losses of Holdings shall be allocated to the capital accounts of the Limited Partnership Interests of Holdings held by Cantor and the Founding Partners (each as defined in the New Holdings Limited Partnership Agreement) pursuant to the terms of the New Holdings Limited Partnership Agreement.

10.3 Notification.

(a) Any Indemnified Party entitled to indemnification under this Agreement may seek indemnification for any Loss by giving written notice to Cantor (the “Indemnifying Party”), specifying (i) the basis for such indemnification claim and (ii) if known, the aggregate amount of Loss for which a claim is being made under this Article X. Written notice to such Indemnifying Party of the event giving rise to such claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided, however, that any failure to provide such written notice of the event giving rise to such claim shall not affect the Indemnified Party’s right to indemnification or relieve the Indemnifying Party of its obligations under this Article X except to the extent that such failure results in a lack of actual notice to Cantor of the event giving rise to such claim and Cantor actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

(b) The Surviving Corporation may seek to have an Allocable Loss allocated to Holdings by giving written notice to Cantor, specifying (i) the basis for its claim of breach and (ii) if known, the aggregate amount of Allocable Losses for which a claim of breach is being made. Written notice to such Indemnifying Party of the event giving rise to such claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided, however, that any failure to provide such written notice of the event giving rise to such claim shall not affect the Indemnified Party’s right to have such Allocable Losses allocated pursuant to this Article X except to the extent that such failure results in a lack of actual notice to Cantor of the event giving rise to such indemnification claim and Cantor actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

10.4 Third-Party Claims.

(a) If a claim by a third party is made against an Indemnified Party, or with respect to which U.S. Opco or Global Opco may incur an Allocable Loss pursuant to this Agreement, and if the Indemnified Party intends to seek indemnity (or U.S. Opco or Global Opco intends to allocate an Allocable Loss) with respect thereto under this Article X, such Indemnified Party, shall promptly notify Cantor of such claims (collectively, a “Third-Party Claim”) (and in any event not more than 30 days after receiving such actual notice of such Third-Party Claim). The failure to provide such notice in accordance with Section 11.2 shall not result in a waiver of any right to indemnification or right to allocate such Allocable Loss hereunder except to the extent that such failure results in a lack of actual notice to Cantor of the event giving rise to such indemnification claim and Cantor actually incurs an incremental expense or otherwise has been materially prejudiced as a result of such delay.

(b) Cantor may elect (but is not required) to assume the defense of and defend such Third-Party Claim solely at its own expense; provided, however, that if Indemnity Period has not expired at the time of such Third-Party Claim, Cantor may only exercise its rights pursuant to this sentence if Cantor acknowledges in writing to the Indemnified Party that such Third-Party Claim is indemnifiable or allocable under this Agreement or another Transaction Agreement. Within 30 days after the receipt of notice from an Indemnified Party (or the Surviving Corporation in the case of an Allocable Loss) in accordance with Section 11.2, Cantor shall notify the Indemnified Party or the Surviving Corporation, as applicable, of its election whether it will assume responsibility for defending such Third-Party Claim. If Cantor elects to assume the defense of any such Third-Party Claim, the Indemnified Party may participate in such defense, but, as long as Cantor pursues such defense with reasonable diligence, the expenses of the Indemnified Party incurred in participating in such defense shall be paid by the Indemnified Party.

(c) Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Loss or Allocable Losses or a good faith estimate thereof. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice within the 30-day period shall not prohibit indemnification under this Article X or the allocation of any Allocable Losses pursuant to this Agreement except to the extent that the failure to provide such notice results in a lack of actual notice of the event giving rise to such claim to the Person to whom such Allocable Losses are to be allocated pursuant to this Agreement and such Person incurs and incremental expense or otherwise has been materially prejudiced.

(d) Cantor shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to this Section 10.4 and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article X shall be binding on the Indemnified Party or the Surviving Corporation, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, Cantor shall not have the right to admit Liability on behalf of the Indemnified Party and shall not compromise or settle a Third-Party Claim in each case without the express prior consent of the Indemnified Party or, in the case of an Allocable Loss, the Surviving Corporation (not to be unreasonably withheld or delayed); provided that such prior consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as a part thereof, a full and unconditional release by the plaintiff or claimant of all Indemnified Parties or, in the case of an Allocable Loss, U.S. Opco and Global Opco from all liability with respect to such Third-Party Claim and does not require any Indemnified Party or, in the case of an Allocable Loss, U.S. Opco and Global Opco to make any payment that is not fully indemnified or not allocated under this Agreement or to be subject to any non-monetary remedy. The Indemnified Party or, in the case of an Allocable Loss, U.S. Opco and Global Opco shall not pay or settle any claim without the prior written consent of the Indemnifying Party or, in the case of an Allocable Loss, the Surviving Corporation (in each case, not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified

Party or, in the case of an Allocable Loss, U.S. Opco and Global Opco shall have the right to pay or settle any such claim; provided that, in such event, it shall waive any right to indemnity therefor by Cantor.

10.5 Limits on Indemnifiable Losses.

(a) No indemnification shall be made by Cantor with respect to any claim made pursuant to Section 10.2(a)(i) unless and until the aggregate of all Losses indemnifiable pursuant to Section 10.2(a) shall exceed $20 million (the “Deductible Amount”), in which event Cantor shall be responsible only for such Losses in excess of the Deductible Amount; provided that that no indemnification shall be made by Cantor with respect to any claim made pursuant to Section 10.2(a)(i) to the extent that the aggregate amount of Losses indemnifiable pursuant to Section 10.2(a) (taking into account for these purposes any Losses excluded as a result of the Deductible Amount or Section 10.5(b)) is in excess of an amount equal to (x) $170 million (it being agreed that the Indemnified Parties shall bear the first $20 million of such Losses), minus (y) the amount of indemnification payments that have been made pursuant to Section 10.2(a) prior to the time of such claim, minus (z) the lesser of (A) $85 million and (B) the amount of Allocable Losses that have been allocated to Holdings pursuant to Section 10.2(b) prior to the time of the final resolution of such claim.

(b) Notwithstanding anything to the contrary contained in this Agreement, Cantor shall not be required to indemnify any Indemnified Party with respect to any Loss (or series of related Losses) pursuant to Section 10.2(a) if such Loss (or series of related Losses) from such breach is less than $50,000 or included or reflected as a liability in the Final Closing Balance Sheet, and such Loss (or series of related Losses) shall not be included in the calculation of the amounts specified in this Section 10.5.

(c) Cantor shall be obligated to indemnify any Indemnified Party pursuant to Section 10.2(a) only for those claims giving rise to any Loss as to which such Indemnified Party has given Cantor written notice prior to the end of the applicable Indemnity Period, in the event that such Indemnity Period applies to such Loss in accordance with Section 10.3.

10.6 Mitigation. The Indemnified Parties (and, in the case of any Allocable Loss, the Surviving Corporation) shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts under this Article X or that the Surviving Corporation seeks to allocate to Holdings under this Article X.

10.7 Exclusive Remedies. Notwithstanding any other provision contained in this Agreement, except in the case of a fraud or willful misconduct on the part of a Party hereto and except as specifically set forth in this Article X, there shall be no rights, claims or remedies (whether in Law or in equity) available to any Indemnified Party after the Closing for breaches by any of the representations, warranties, covenants or other agreements of BGC Partners, Cantor, U.S. Opco, Global Opco or Holdings under this Agreement or otherwise relating to this Agreement or the transactions contemplated hereby; provided that the Parties hereto shall each have and retain all rights and remedies to bring actions for specific performance and/or injunctive relief existing in their favor under this Agreement, at Law or equity, to enforce or prevent a breach or violation of any provision of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment and Waiver.

(a) This Agreement may not be modified or amended and no waiver, consent or approval by or on behalf of eSpeed (if prior to the Effective Time) or BGC Partners (if after the Effective Time) may be granted except by an instrument or instruments in writing signed by each Party to this Agreement and by the eSpeed Special Committee (if prior to the Effective Time) or the Audit Committee of the Surviving Corporation (on or after the Effective Time). No failure or delay on the part of BGC Partners or eSpeed in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by BGC Partners or eSpeed from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by BGC Partners and eSpeed and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on BGC Partners or eSpeed in any case shall entitle BGC Partners or eSpeed, respectively, to any other or further notice or demand in similar or other circumstances.

(c) Waiver by any Party of any default by any other Party of any provision hereof or of any Transaction Documents shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such other Party.

11.2 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

if to BGC Partners:

BGC Partners, Inc.

199 Water Street

New York, New York 10038

Attention: General Counsel

Fax No.:    (212) 829-4708

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Craig M. Wasserman, Esq.

                  Gavin D. Solotar, Esq.

Fax No:     (212) 403-2000

if to Cantor:

Cantor Fitzgerald, L.P.

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Fax No.:   (212) 829-4708

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Craig M. Wasserman, Esq.

                  Gavin D. Solotar, Esq.

Fax No:    (212) 403-2000

if to eSpeed:

eSpeed, Inc.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Fax No.:    (212) 829-4708

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: William D. Regner, Esq.

Fax No:     (212) 909-6836

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any Party may by notice given in accordance with this Section 11.2 designate another address or Person for receipt of notices hereunder.

11.3 Successors and Assigns; Third-Party Beneficiaries.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any rights, interests and obligations hereunder shall be assigned by any Party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other Parties and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Cantor or the Surviving Corporation may assign its rights to a wholly owned Subsidiary of Cantor or the Surviving Corporation, as the case may be, without the prior written consent of the other Parties; provided, further, that no such assignment shall relieve Cantor or the Surviving Corporation of any of its obligations hereunder.

(b) This Agreement is solely for the benefit of the Parties to this Agreement and their respective successors and permitted assigns and is not intended to confer upon any other Persons any rights or remedies hereunder.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5 Specific Performance. The Parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties to this Agreement hereby agree that any Party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such Party may be entitled at Law or in equity.

11.6 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts-of-law principles of such State.

(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by Applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.7 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.8 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the Transaction Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the Transaction Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

11.9 Expenses. Each Party shall bear its own costs and expenses (including attorneys’ and other advisors’ fees) incurred in connection with this Agreement and the transactions contemplated hereby (it being understood that the costs and expenses of BGC Partners or Cantor and its Subsidiaries incurred prior to the Effective Time shall be, if applicable, reflected in the calculation of the Closing Cash and Closing Net Equity).

11.10 Publicity; Confidentiality.

(a) Subject to Section 11.11 and unless otherwise agreed by the Party to whom such Covered Information relates, each of the Parties agrees to hold, and to cause each member of its respective Affiliates, directors, officers, employees, general partners, agents, accountants, managing member, employees, counsel and other advisors and representatives (collectively, “Representatives”) to hold, in strict confidence, with at least the same degree of care that applies to Cantor’s confidential and proprietary Information pursuant to policies in effect as of the date of this Agreement, all Information concerning each such other Party (including such Person’s clients, transactions, business, Assets, Liabilities, performance or operations) that is either in its possession (including Information in its possession prior to the date of this Agreement) or furnished by any such other Party or its Representatives at any time pursuant to this Agreement, any Transaction Document or otherwise (collectively, “Covered Information”), except that the following shall not be deemed to be Covered Information: any such Information to the extent that (i) at the time of disclosure such Information is generally available to and known by the public (other than as a result of a disclosure by the disclosing Party or by any of its Representatives in breach of this Section 11.10) or (ii) such Information has after the Effective Time been lawfully acquired from other sources by such Party on a non-public basis which sources are, to the knowledge of the Party acquiring such Information, not themselves bound by a contractual, legal or fiduciary obligation that would limit or prohibit disclosure of such Information.

(b) Subject to Section 11.11 and unless otherwise agreed by the Party to whom such Covered Information relates, each Party agrees (i) not to use any Covered Information other than for such purposes as shall be expressly permitted hereunder or under any Transaction Document and (ii) not to release or disclose, or permit to be released or disclosed, any Covered Information to any other Person, except its Representatives who need to know such Covered Information (who shall be advised of their obligations hereunder with respect to such Covered Information), except in compliance with Section 11.11. Without limiting the foregoing, when any Covered Information is no longer needed for the purposes contemplated by this Agreement or any Transaction Document, each Party will promptly after request of the Party that provided such Covered Information either return to such Party all such Covered Information in a tangible form (including all copies thereof and all notes, analyses, presentations, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Covered Information (and such copies thereof and such notes, extracts, analyses, presentations or summaries based thereon). Notwithstanding the return or destruction of the Covered Information, such Party will continue to be bound by its obligations of confidentiality and other obligations hereunder.

11.11 Protective Arrangements. In the event that any Party determines on the advice of its counsel that it is required to disclose any Covered Information of any other Party (or any member of such other Party’s Subsidiaries) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Covered Information of any other Party (or any member of such other Party’s Subsidiaries), such Party shall, to the extent practicable and unless otherwise required by Law, notify the other Party prior to disclosing or providing such Covered Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Covered Information if and to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, that the Person shall only disclose such portion of the Covered Information so required to be disclosed or provided.

11.12 Action by eSpeed. In order for any consent or waiver provided by eSpeed under this Agreement, or for any amendment or modification to this Agreement executed by eSpeed, to be valid, such consent, waiver, amendment or modification must be approved by the eSpeed Special Committee (if such consent, waiver, amendment or modification shall be made prior to the Closing) or by the Audit Committee of the Surviving Corporation (if such consent, waiver, amendment or modification shall be made after the Closing).

11.13 Further Assurances. Each of the Parties shall execute such documents and perform such further acts (including, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement and Plan of Merger on the date first written above.

BGC PARTNERS, INC.

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel Title: Executive Vice President, General Counsel and Secretary

ESPEED, INC.

By:	/s/ Howard W. Lutnick
Name: Howard w. Lutnick Title: Chairman, Chief Executive Officer and President

CANTOR FITZGERALD, L.P.

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick Title: Chairman, Chief Executive Officer and President

BGC PARTNERS, L.P.

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel Title: Executive Managing Director

BGC GLOBAL HOLDINGS, L.P.

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel
Title: Director

BGC HOLDINGS, L.P.

By:	/s/ Stephen M. Merkel
Name: Stephen M. Merkel Title: Executive Managing Director

[Signature Page to Agreement and Plan of Merger, dated as of May 29, 2007, by and among BGC Partners, Cantor, eSpeed, U.S. Opco, Global Opco and Holdings]